U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                      FORM SB-2
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       WORLD-AM COMMUNICATIONS, INC.
           (Exact name of Registrant as specified in its charter)

          Florida                     541990                       59-3253968
(State or jurisdiction of   (Primary Standard Industrial          I.R.S.Employer
       incorporation        Classification Code Number)           Identification
      or organization)                                                 No.

1400 West 122nd Avenue, Suite 104, Westminster, Colorado 80234; (303) 452-0022 (Address and telephone number of Registrant's principal executive offices and principal place of business)

                Brian F. Faulkner, A Professional Law Corporation,
    3900 Birch Street, Suite 113, Newport Beach, California; (949) 975-0544
            (Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933 check the following box.     X

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                    CALCULATION OF REGISTRATION FEE

Title of         Amount to be    Proposed    Proposed   Amount of
Securities       Registered      Maximum     Maximum    Registration
to be                            Offering    Aggregate   Fee
Registered                       Price Per   Offering
                                 Unit(1)     Price

Common
Stock           300,000,000       $0.025    $7,500,000   $1,875.00

World-Am hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1) Calculated in accordance with Rule 457(c): The average of the bid and ask prices as of August 21, 2001.

                                   PROSPECTUS

                         WORLD-AM COMMUNICATIONS, INC.

                              300,000,000 Shares
                       Common Stock, Par Value $0.0001

World-Am Communications, Inc., a Florida corporation, is registering up to 300,000,000 shares of its $0.0001 par value common stock. These shares are being purchased from the company by Four Way Associates, Inc. under a common stock purchase agreement between the parties, dated June 1, 2001, at a price equal to 60% of the market price on the put date for each draw under that agreement. As of August 20, 2001, the closing market price of the common stock was $0.025. World-Am's common stock trades on the Over the Counter Bulletin Board under the trading symbol "WLDI".

The shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment (See "Risk Factors" on page 4).

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission nor has the U.S. Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Information contained herein is subject to completion or amendment. The registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to Completion, Dated: _____________________

                                  Table of Contents

Prospectus Summary                                                        4
Risk Factors                                                              4
Use of Proceeds                                                          10
Plan of Distribution                                                     10
Legal Proceedings                                                        11
Directors, Executive Officers, Promoters and Control Persons             11
Security Ownership Of Certain Beneficial Owners
   and Management                                                        13
Description of Securities                                                14
Interest of Named Experts and Counsel                                    15
Disclosure of Commission Position on Indemnification
   for Securities Act Liabilities                                        15
Organization within Last Five Years                                      20
Description of Business                                                  21
Plan of Operation                                                        28
Description of Property                                                  31
Certain Relationships and Related Transactions                           31
Market For Common Equity and Related
   Stockholder Matters                                                   32
Executive Compensation                                                   33
Financial Statements                                                     35
Changes In and Disagreements with Accountants
   on Accounting and Financial Disclosure                                50
Available Information                                                    50

                            PROSPECTUS SUMMARY

The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety.

World-Am Communications, Inc.

World-Am, through its wholly owned subsidiary, Isotec, Inc., has developed and is in the process of developing innovative systems and operations that the company believes will allow it to establish itself as a leader in the field of security and automated passage control.

The principal offices of World-Am are located at 1400 West
122nd Avenue, Suite 104, Westminster, Colorado 80234. The telephone number for World-Am is (303) 452-0022.

The Offering.

Up to 300,000,000 shares of common stock of World-Am will be sold under a common stock purchase agreement between Four Way
Associates, Inc. and World-Am.

The number of shares outstanding prior to the offering:
31,561,274 (as of August 1, 2001).

Shares to be outstanding after this offering, assuming all of the shares offered under this prospectus are purchased under the common stock purchase agreement: 331,561,274.

                             RISK FACTORS

The securities offered hereby are highly speculative in nature and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors among other things, as well as all other information set forth in this prospectus.

World-Am Has Had Limited Revenue, and Has Had Losses Since
Inception and Expects Such Losses to Continue for the Foreseeable
Future.

World-Am has had limited revenue during the last two fiscal years, none in the fiscal year ended December 31, 1999, $65,201 in the fiscal year ended December 31, 2000, and $133,385 in the six months ended June 20, 2001. However, World-Am has incurred significant operating losses, including a net loss of $137,696 in fiscal 1999, a net loss of $487,710 in fiscal 2000, and a net loss of $56,603 for the six months ended June 30, 2001. At December 31, 2000, World-Am had an accumulated deficit of $1,986,419; $2,043,022 as of June 30, 2001.

The future growth and profitability of World-Am will be principally dependent upon its ability to successfully market its products. Accordingly, World-Am's prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business in a highly competitive industry, characterized by new product introductions. World-Am anticipates that it will incur substantial operating expenses in connection with the research, development, and testing of its products and expects these expenses to result in continuing and significant losses until such time as World-Am is able to achieve adequate revenue levels. There can be no assurance that World-Am will be able to significantly increase revenues or achieve profitable operations.

As a result of the fixed nature of many of World-Am's expenses, World-Am may be unable to adjust spending in a timely manner to compensate for any unexpected delays in the development and marketing of World-Am's products or any capital raising or revenue shortfall. Any such delays or shortfalls will have an immediate adverse impact on World-Am's business, operations and financial condition.

World-Am Will Need Additional Financing to Implement its Business
Plan and Such Financing May Be Unavailable or Too Costly.

World-Am has sufficient cash flow to meet its operating requirements through 2001, but there can be no assurance World-Am will continue to meet its cash requirements. However, the current funds available to World-Am, and the revenues generated by the company, will not be adequate for it to be competitive in the areas in which it intends to operate, and may not be adequate for World-Am to survive. Therefore, World-Am will need to raise additional funds in order to fully implement its business plan (up to $1,000,000 over the next twelve months); this will enable the company, among other things, to hire an additional three employees. World-Am's continued operations therefore will depend upon its ability to raise additional funds through bank borrowings, equity or debt financing. There is no assurance that World-Am will be able to obtain additional funding when needed, or that such funding, if available, can be obtained on terms acceptable to World-Am. If World-Am cannot obtain needed funds, it may be forced to curtail or cease its activities. If additional shares were issued to obtain financing, current shareholders may suffer a dilution on their percentage of stock ownership in World-Am.

There Can Be No Assurance that the Marketplace Will Accept and Utilize Products that May Be Developed by World-Am.
There can be no assurance that any products successfully developed by World-Am will ever achieve significant market acceptance. World-Am's products compete with a number of products manufactured and marketed by major e-commerce and technology companies, as well as new products currently under development by such companies and others. The degree of market acceptance of any products developed by World-Am will depend on a number of factors, including the establishment and demonstration of the efficacy of the product candidates, their potential advantage over alternative methods and reimbursement policies of government and third party payors. There can be no assurance that the marketplace in general will accept and utilize any products that may be developed by World-Am or its corporate collaborators. If not accepted, an investor's entire investment maybe lost.

Production of Products May be Affected by Ability to Secure
Necessary Materials.

World-Am's success is dependant upon being able to secure the materials necessary to quickly and efficiently produce the products that World-Am offers to the public. Production is also dependant upon World-Am continuing to employ individuals to assist in the manufacture of the products. World-Am cannot guarantee that World-Am will be able to obtain the materials necessary to produce World-Am's products, nor can World-Am guarantee that it will be able to retain the employees that it currently employs to continue to manufacture World-Am's products. Failure in either respect could be detrimental to World-Am's success.

Process of Government Approval of Products May Slow Sales.

World-Am's success is dependant upon being able to secure government approval for the products that World-Am manufactures and installs in facilities. Many of the clients of World-Am are governmental entities and future regulation may deem the products that World-Am manufactures obsolete or ineffective. Failure to obtain government approval for World-Am's products could be detrimental to World-Am's success.

World-Am is also subject to numerous federal, state and local laws, regulations and recommendations relating to safe working conditions, manufacturing practices, research and development activities. World-Am is unable to predict the extent of government regulations which might have an adverse effect on the discovery, development, production and marketing of World-Am's products.
Also, there can be no assurance that World-Am will not be required to incur significant costs to comply with current or future laws or regulations or that World-Am will not be adversely affected by the cost of such compliance.

No Assurance of Protection of Proprietary Information May Affect
Ability to Compete.

Certain of World-Am's know-how and proprietary technology may not be patentable. To protect its rights, World-Am requires management personnel, employees, consultants, and advisors to enter into confidentiality agreements. There is no assurance, however, that these agreements will provide meaningful protection for World-Am's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

Competition May Affect the Ability to Attract and Retain Customers.

There are inherent difficulties for any new company seeking to enter an established field. World-Am may experience substantial competition in its efforts to locate and attract customers for its services. Many competitors in World-Am's field have greater experience, resources, and managerial capabilities than World-Am and may be in a better position than World-Am to attract such customers. There are a number of larger companies which may directly compete with World-Am. Such competition could have a material adverse effect on World-Am' profitability or viability.

Influence of Other External Factors May Affect World-Am's Ability to Survive.

The security industry in general is a speculative venture necessarily involving some substantial risk. There is no certainty that the expenditures to be made by World-Am will result in a commercially profitable business. The marketability of its services will be affected by numerous factors beyond the control of World-Am. These factors include market fluctuations, and the general state of the economy (including the rate of inflation and local economic conditions), which can affect peoples' discretionary spending. Factors which leave less money in the hands of potential customers of World-Am will likely have an adverse affect on World-
Am. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in World-Am not receiving an adequate, or any, return on invested capital.

Control of Registrant by Officers and Directors Leave Other
Shareholders with Less Control Over Company Matters.

World-Am's officers and directors beneficially own approximately 56% of the outstanding shares of World-Am's common stock. As a result, such persons, acting together, have the ability to exercise influence over all matters requiring stockholder approval. Accordingly, it may be difficult for the investors hereunder to effectuate control over the affairs of World-Am. Therefore, it should be assumed that the officers, directors, and principal common shareholders who control the majority of voting rights will be able, by virtue of their stock holdings, to control the affairs and policies of World-Am.

Loss of Any Key Personnel May Affect the Ability of World-Am to
Operate.

World-Am is dependent upon a relatively small number of key management personnel and key employees and the loss of any of these key management personnel and key employees could have an adverse
effect on World-Am.   Competition among technical companies for
qualified employees is intense, and the ability to retain and attract qualified individuals is critical to the success of World-Am. Currently, none of such management personnel has an employment agreement with the company. Therefore, there can be no assurance that World-Am will be able to attract and retain such individuals currently or in the future on acceptable terms, or at all. In addition, World-Am does not maintain "key person" life insurance on any officer, employee or consultant of World-Am.

In addition, all decisions with respect to the management of World-Am will be made exclusively by the officers and directors of World-Am. Investors will only have rights associated with shareholder ownership interest rights to make decisions which effect World-Am. The success of World-Am, to a large extent, will depend on the quality of the directors and officers of World-Am. Accordingly, no person should invest in the shares unless he is willing to entrust all aspects of the management of World-Am to the officers and directors.

Growth of Company Could Affect Management's Ability to Control
Company.

World-Am's future growth, if any, may cause a significant strain on its management, operational, financial and other resources. World-Am's ability to manage its growth effectively will require it to implement and improve its operational, financial, manufacturing and management information systems and to expand, train, manage and motivate its employees. These demands may require the addition of new management personnel and the development of additional expertise by management. Any increase in resources devoted to research, product development and marketing and sales efforts without a corresponding increase in World-Am's operational, financial, manufacturing and management information systems could have a material adverse effect on World-Am's business, financial condition, and results of operations.

Limitations on Liability, and Indemnification, of Directors and Officers May Result in Financial Outlays by World-Am.

The Florida Statutes provide for permissive indemnification of officers and directors and World-Am may provide indemnification under such provisions. Any limitation on the liability of any director, or indemnification of directors, officer, or employees, could result in substantial expenditures being made by World-Am in covering any liability of such persons or in indemnifying them.

Potential Conflicts of Interest May Arise With Regard to Other
Business Activities of the Directors.

The directors of World-Am have other business interests to which they devote time. As a result, certain conflicts of interest may arise between World-Am and the directors which might not be susceptible to resolution. Any potential conflicts of interest will be resolved through exercise by the directors of such judgment as is consistent with their fiduciary duties to World-Am. It is the intention of management, so as to minimize any potential conflicts of interest, to present first to the board of directors of World-Am, any proposed investments for its evaluation.
Lack of Cumulative Voting Will Affect a Shareholder's Ability to Elect a Board Member.

Holders of the shares are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the holders of a majority of the shares present at a meeting of shareholders will be able to elect all of the directors of World-
Am, and the minority shareholders will not be able to elect a representative to World-Am's board of directors.

Absence of Cash Dividends May Affect a Shareholder's Return on His
Investment.

The board of directors does not anticipate paying cash dividends on the shares for the foreseeable future and intends to retain any future earnings to finance the growth of World-Am's business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements, and the general operating and financial condition of World-Am, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

Risk of Low Priced Securities May Affect the Liquidity of Company's Stock.

World-Am's common stock is subject to the low-priced security or so called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the U.S. Securities and Exchange Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated
therewith.   The regulations governing low-priced or penny stocks
sometimes limit the ability of broker-dealers to sell World-Am's common stock and thus, ultimately, the ability of the investors to sell their securities in the secondary market.

Because of a Limited Public Market for World-Am's Securities, an Investor May Not Be Able to Liquidate the Shares Readily or at All. Prior to this offering, there has been only a limited public market for the shares of common stock being offered. Since inception of public trading of World-Am's common stock on the Pink Sheets LLC in February 2000, there has been only a limited public market for the common stock of World-Am. There can be no assurance that an active trading market will develop or that purchasers of the shares will be able to resell their securities at prices equal to or greater than the respective initial public offering prices.

The market prices for the securities of technology companies have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of any particular company. The market price of the shares may be affected significantly by factors such as announcements by World-Am or its competitors, variations in World-Am's results of operations, and market conditions in the retail, electron commerce, and internet industries in general. The market price may also be affected by movements in prices of stock in general. As a result of these factors, purchasers of the shares offered hereby may not be able to liquidate an investment in the shares readily or at all.

Failure to Maintain Market Makers by Company Could Affect the
Stock's Liquidity.

If World-Am is unable to maintain at least one National Association of Securities Dealers, Inc. member broker/dealers as a market maker, the liquidity of the common stock could be impaired, not only in the number of shares of common stock which could be bought and sold, but also through possible delays in the timing of transactions, and lower prices for the common stock than might otherwise prevail. Furthermore, the lack of market makers could result in persons being unable to buy or sell shares of the common stock on any secondary market. There can be no assurance World-Am will be able to maintain such market makers.

Shares Eligible For Future Sale May Result in Dilution to Other
Shareholders.

All of the 13,267,253 shares of common stock which are currently held, directly or indirectly, by management have been issued in reliance on the private placement exemption under the Securities Act of 1933. Such shares will not be available for sale in the open market without separate registration except in reliance upon Rule 144 under the Securities Act of 1933. In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares acquired in a non-public transaction for at least one year, including persons who may be deemed affiliates of World-Am (as that term is defined under that rule) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the shares owned by these shareholders were sold pursuant to Rule 144 or a registered offering, the market price of the common stock could be adversely affected.

                              USE OF PROCEEDS

The amount of cash proceeds from this offering will depend on the offering price per share and the number of shares sold for cash under the common stock purchase agreement with Four Way Associates, Inc. The proceeds of the offering, less the expenses of the offering, will be used to provide working capital for the company.
The net proceeds of this offering that are not expended immediately may be deposited in interest or non-interest bearing accounts, or invested in government obligations, certificates of deposit, commercial paper, money market mutual funds, or similar investments.

                             PLAN OF DISTRIBUTION

Up to 300,000,000 shares of common stock of World-Am will be sold under a common stock purchase agreement between Four Way
Associates, Inc. and World-Am.

The number of shares outstanding prior to the offering:
31,561,274 (as of August 1, 2001).

Shares to be outstanding after this offering, assuming all of the shares offered under this prospectus are purchased under the common stock purchase agreement: 331,561,274.

Under the common stock purchase agreement, World-Am may exercise a put by the delivery of a put purchase notice to Four
Way. The number of shares that Four Way will receive under each put will be determined by dividing the amount specified in the put purchase notice by the purchase price determined during the valuation period; provided, however, that the put purchase notice will be cancelled and the put will not be exercised if the market price is below the floor price, which is $0.01 per share. The "purchase price" under this agreement is 60% of the market price on the put date; the "valuation period" is the period of ten trading days commencing on the put date during which the purchase price of the common stock is determined. The amount for each put as designated by the World-Am in the applicable put purchase notices shall be not more than the maximum put amount, which is the lesser of:

$200,000; or

15% of the average daily trading volume (the dollar amount of the average daily trading volume of shares of common stock, calculated based upon the average bid price and average daily trading volume traded over the 10 trading days during the valuation period, not including trading days when the lowest intra-day bid price is lower than the floor price.

or, in combination with all the other puts exercised under the agreement, not more than the commitment amount (which is $2,000,000).

Since Four Way will be purchasing shares from World-Am at a price equal to price equal to 60% of the market price on the put date, it is considered to be an underwriter.

Opportunity to Make Inquiries.

World-Am will make available to Four Way the opportunity to ask questions and receive answers from World-Am concerning any aspect of the investment and to obtain any additional information contained in this prospectus, to the extent that World-Am possesses such information or can acquire it without unreasonable effort or expense.

Execution of Documents.

Four Way must complete, execute, acknowledge, and deliver to World-Am certain documents. By executing these documents, this firm will be agreeing that it will be a shareholder in World-Am and will be otherwise bound by the articles of incorporation and the bylaws of World-Am in the form attached to this prospectus.

                               LEGAL PROCEEDINGS

Other than as set forth below, World-Am is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against World-Am has been threatened.

(a) World-Am's subsidiary, Isotec, Inc., has been named in a complaint filed in the County Court of Adams County, Colorado, Cadillac Plastics Group, Inc. v. Isotec, Inc. (no case number assigned yet). This complaint alleges that the defendant owes the sum of $1,556.35 plus interest for products and services provided by the plaintiff but not paid for. World-Am intends to defend itself in this matter vigorously. Management cannot take any position at this time as to the likely outcome of the matter.

(b) World-Am's subsidiary, Isotec, Inc., has been named in a complaint filed in the County Court of Boulder County, Colorado, D & D Metal Products, Inc. v. Isotech, Inc. (no case number assigned yet). This complaint alleges that the defendant owes the sum of $5,091.75 plus interest for products provided by the plaintiff but not paid for. World-Am intends to defend itself in this matter vigorously. Management cannot take any position at this time as to the likely outcome of the matter.

      DIRECTORS, EXECUTIVE OFFICERS, KEY EMPLOYEES, PROMOTERS, AND
                             CONTROL PERSONS

The names, ages, and respective positions of the directors and executive officers of World-Am are set forth below.  The Directors named below will serve until the next annual meeting of World-Am's stockholders or until their successors are duly elected and have qualified. Directors are elected for a one-year term at the annual stockholders' meeting. Officers will hold their positions at the will of the board of directors,  absent any  employment  agreement,
 of which none currently exist  or  are   contemplated.   There
are  no   arrangements,   agreements  or understandings  between
non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of World-Am's affairs.
There are no legal proceedings involving any of the officers and directors.

(a)  James H. Alexander, Chief Executive Officer/Director.

James H. Alexander, 63, has been President and Chief Executive Officer of World-Am since February 18, 2000, the date that Isotec, Inc. became a wholly owned subsidiary of World-Am. Mr. Alexander was the founder of Isotec, Inc., a company engaged in the design, manufacture and installation of access control portals for the security markets involving weapons detection and asset protection, personnel and material, control for federal and state government, financial institutions, and business/commercial applications.

In 1992, he founded T.D.I., Inc. and has been its President since that time. Such company is engaged in sales and marketing of security products, consulting, fund raising, acquisition and mergers of established and start-up hi-technology firms. From 1992 through 1997, Mr. Alexander was General Manager and Chief Operating Officer of Zykronix, Inc., a company that designs and produces the world's smallest computers for the industrial and commercial markets. As Chief Operating Officer of such company from 1995 through 1997, he was responsible for restructure of the organization and all business activities of the company including Profit and Loss statements, production, sales and marketing, contracts, materials, finance and administration. During 1997 and 1998, Mr. Alexander also was the managing broker and a consultant to Lafayette Century 21 Agency-Corp. Relocation and Marketing located in Colorado and from January 1993 to November 1995 was the director of corporate relocations for Moore and Company Realtors located in Colorado.

(b)  Paul M. Labarile, Chief Technical Officer/Director.

Paul M. Labarile, 55, has been Chief Technical Officer for
World-Am since February 18, 2000, the date that Isotec became a wholly owned subsidiary of World-Am. Prior to such time he was the Chief Technical Officer of Isotec, Inc. a company engaged in the design, manufacture and installation of access control portals for the security markets involving weapons detection and asset protection, personnel and material, control for federal and state government, financial institutions, and business/commercial applications.

From 1997 through 1998, he was employed by Sytron Inc. where he assisted Sytron in its transfer upon acquisition of Campbell Engineering Co. by Sytron. From 1990 through 1997, Mr. Labarile was employed by Campbell Engineering Co. as the Executive Vice President of Engineering responsible for design of commercial lines of Access Control Portals including low cost integrated interlocking weapons detector portals for financial institutions. He was also responsible for the design of hands free automatic sliding door portals with the "one step walking weight system." His other responsibilities were to analyze and define, design, develop, and engineer and implement solutions to security requirements for DOE, DOD, and Commercial accounts. Mr. Labarile received his A.A. degree in Electronics from Diablo Valley College located in Concord, California.

                      SECURITY OWNERSHIP OF CERTAIN
                     BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of World-Am's common stock as of August 1, 2001 (31,561,274 issued and outstanding) by (i) all stockholders known to World-Am to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all directors and executive officers of World-Am, individually and as a group:

Title of   Name and Address               Amount of       Percent of
Class      of Beneficial Owner(1)         Beneficial         Class
                                          Ownership(2)
Common
Stock      James H. Alexander             9,336,626 (3)      27.25%
           1200 West 122nd Avenue
           Suite 104
           Westminster, Colorado  80234

Common
Stock      Paul M. Labarile               9,330,627 (4)      27.23%
           1200 West 122nd Avenue
           Suite 104
           Westminster, Colorado  80234

Common
Stock      Steven Vicory                  2,200,000           6.97%
           1200 West 122nd Avenue
           Suite 104
           Westminster, Colorado  80234

Common
Stock      Shares of all directors and   18,667,253          59.15%
           executive officers as a group
          (2 persons)

(1) Except as noted in any footnotes below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them.

(2) Other than as footnoted below, none of these security holders has the right to acquire any amount of the shares within sixty days from options, warrants, rights, conversion privilege, or similar obligations. The amount owned is based on issued common stock, as well as stock options which are currently exercisable.

(3) Included within this amount are options to purchase 2,700,000 shares of common stock of World-Am which were granted on January
29, 2001 pursuant to World-Am's Employee Stock Incentive Plan.

These options are currently exercisable at $0.10 per share and expire on January 29, 2011.

(4) Included within this amount are options to purchase 2,700,000 shares of common stock of World-Am which were granted on January 29, 2001 pursuant to World-Am's Employee Stock Incentive Plan. These options are currently exercisable at $0.10 per share and expire on January 29, 2011.

                       DESCRIPTION OF SECURITIES

Securities.

The securities being offered are shares of common stock. The authorized capital of World-Am consists of 500,000,000 shares of common stock, $0.0001 par value per share. The holders of common stock shall:

have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the board of directors of World-Am;

are entitled to share ratably in all of the assets of World-Am available for distribution upon winding up of the affairs of World-Am; and

are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

The shares of common stock do not have any of the following rights:

special voting rights;

preference as to dividends or interest;

preemptive rights to purchase in new issues of Shares;

preference upon liquidation; or

any other special rights or preferences.

In addition, the Shares are not convertible into any other security. There are no restrictions on dividends under any loan other financing arrangements or otherwise. As of August 1, 2001, World-Am had 31,561,274 shares of common stock issued and outstanding.

Non-Cumulative Voting.

The holders of shares of common stock of World-Am do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of World-Am's directors.

Dividends.

World-Am does not currently intend to pay cash dividends. World-Am's proposed dividend policy is to make distributions of its revenues to its stockholders when World-Am's board of directors deems such distributions appropriate. Because World-Am does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of World-Am. A distribution of revenues will be made only when, in the judgment of World-Am's board of directors, it is in the best interest of World-Am's stockholders to do so.

Transfer Agent.

World-Am has engaged the services of Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, to act as transfer agent and registrar.

                 INTEREST OF NAMED EXPERTS AND COUNSEL

Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of World-Am.

Brian F. Faulkner, A Professional Law Corporation, counsel for the company named in this registration statement as giving an opinion on the validity of the securities, has received 775,000 shares of common stock pursuant to World-Am's Non-Employee Directors and Consultants Retainer Stock Plan under a Form S-8 in exchange for legal services previously rendered, and to be rendered in the future, to the company. These legal services consist of advice and preparation work in connection with reports of the company filed under the Securities Exchange Act of 1934, and other general corporate and securities work for World-Am.

                DISCLOSURE OF COMMISSION POSITION ON
           INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

There are no provisions in either the Articles of Incorporation or Bylaws which deal with limitation of liability, or indemnification, of officers and directors of World-Am. However, the Florida Statutes contain provision which deal with such liability and indemnification.

Florida Statute 607.0831  Liability of directors.

(1) A director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless:

(a) The director breached or failed to perform his or her duties as a director; and

(b) The director's breach of, or failure to perform, those duties constitutes:

1. A violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful;

2. A transaction from which the director derived an improper personal benefit, either directly or indirectly;

3. A circumstance under which the liability provisions of section 607.0834 are applicable;

4. In a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or

5. In a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

(2) For the purposes of this section, the term "recklessness" means the action, or omission to act, in conscious disregard of a risk:

(a) Known, or so obvious that it should have been known, to the director; and

(b) Known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

(3) A director is deemed not to have derived an improper personal benefit from any transaction if the transaction and the nature of any personal benefit derived by the director are not prohibited by state or federal law or regulation and, without further limitation:

(a) In an action other than a derivative suit regarding a decision by the director to approve, reject, or otherwise affect the outcome of an offer to purchase the stock of, or to effect a merger of, the corporation, the transaction and the nature of any personal benefits derived by a director are disclosed or known to all directors voting on the matter, and the transaction was authorized, approved, or ratified by at least two directors who comprise a majority of the disinterested directors (whether or not such disinterested directors constitute a quorum);

(b) The transaction and the nature of any personal benefits derived by a director are disclosed or known to the shareholders entitled to vote, and the transaction was authorized, approved, or ratified by the affirmative vote or written consent of such shareholders who hold a majority of the shares, the voting of which is not controlled by directors who derived a personal benefit from or otherwise had a personal interest in the transaction; or

(c) The transaction was fair and reasonable to the corporation at the time it was authorized by the board, a committee, or the shareholders, notwithstanding that a director received a personal benefit.

(4) The circumstances set forth in subsection (3) are not exclusive and do not preclude the existence of other circumstances under which a director will be deemed not to have derived an improper benefit.

Florida Statute 607.0850 Indemnification of officers, directors, employees, and agents.

(1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection
(1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

(4)  Any indemnification under subsection (1) or subsection
(2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection
(1) or subsection (2). Such determination shall be made:

(a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

(b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

(c)  By independent legal counsel:

1. Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

2. If a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

(d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

(5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

(6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

(7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

(a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

(b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

(c) In the case of a director, a circumstance under which the liability provisions of section 607.0834 are applicable; or

(d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

(8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

(9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

(a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

(b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

(c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

(10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(11)  For purposes of this section:

(a)  The term "other enterprises" includes employee benefit plans;

(b) The term "expenses" includes counsel fees, including those for appeal;

(c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

(d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

(e)  The term "agent" includes a volunteer;

(f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

(g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he or she reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

(12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section.

Undertaking.

World-Am undertakes the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the U.S. Securities and Exchange
Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                  ORGANIZATION WITHIN LAST FIVE YEARS

The names of the officers and directors are disclosed elsewhere in this Form SB-2. None of these individuals, as promoters, have received anything of value from World-Am.

                       DESCRIPTION OF BUSINESS

Business Development

Pursuant to an agreement and plan of merger effective May 11, 2000, World-Am acquired 100% of all the outstanding shares of common stock of Allmon Corporation, a Delaware corporation. The acquisition was approved by the board of directors and a majority of the shareholders of Allmon and World-Am on May 11, 2000. The acquisition is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

Upon effectiveness of the acquisition, pursuant to Rule 12g-
3(a) of the Rules under the Securities Exchange Act of 1934, World-Am elected to become the successor issuer to Allmon for reporting purposes under this act and elected to report under the act effective May 11, 2000.

As of the effective date of the acquisition agreement, Allmon amended its articles of incorporation to change the name of World-Am. World-Am's officers and directors became the officers and directors of Allmon. All of the board of directors and officers of Allmon, prior to the effective date, resigned.

World-Am, under the name Bedroc's of Brandon, Inc., formerly operated a family restaurant located in Brandon, Florida, commencing operations in January 1995. On January 3, 1996, the restaurant closed for major renovations related to the changing of the theme of the restaurant. World-Am completed renovations in July 1997 and reopened in August 1997 as the Garden Grille. In March 1998, World-Am discontinued the restaurant operations (its only business segment) and proceeded to write-off the net book value of the restaurant property and equipment. Later that year, World-Am changed its name to World-Am Communications, Inc. and commenced operations as a company that provided analog and digital cellular services in West Central Florida and provided digital and alphanumeric paging services under resale contracts. This business plan was unsuccessful and World-Am did not have any further operations until February 2000.

The current business of World-Am was commenced in February
2000 after World-Am, through a stock purchase agreement with Isotec, Inc., acquired all of the outstanding stock of this company. Isotec became World-Am's wholly-owned subsidiary.
Shortly thereafter in April 2000, Isotec acquired all of the assets of Technology Development International, a sales and marketing company representing 23 products in the security industry. The board of directors believe that such products complement those of Isotec.

Business of World-Am.

World-Am, through its wholly owned subsidiary, Isotec, Inc., has developed and is in the process of developing innovative systems and operations that will allow World-Am to establish itself as a leader in the field of security and automated passage control.

Over the past twenty years, systems have evolved from simple metal detection devices to sophisticated "man trap" systems employing state-of-the-art electronics and detection devices. In recent years, the demand for such devices has escalated as the instances of international and urban terrorism increases. Today, demand for automated passage control equipment transcends the past traditional users, i.e., hi-security governmental and military installations, and now includes banks, industrial complexes, laboratories, airports, schools and retail establishments. The state-of-the-art in weapons design and drastic reduction in the package size of such devices has also created a very large international market for this equipment, especially in third world countries that have a history of political unrest.

Isotec has assembled a team of technical, sales, marketing and business personnel. This team possesses years of design and manufacturing experience in the security field, to provide the vision and hands-on direction. The technical personnel have been engaged in the design and manufacture of automated passage control devices for twenty years and bring to Isotec fully completed, state-of-the-art designs for today's applications, and a technical credibility and level of personnel excellence in the dealer/commercial and governmental marketplaces. The products developed contain innovative, modular concepts not heretofore offered in the industry. New products under development include embedded, PC-based controllers capable of remote diagnostics, optical turnstiles and digital occupancy sensors.

Isotec has established a development and manufacturing organization providing leading edge, quality security products, both standard and customized systems, through its dealer
(installer) network to commercial organizations, to OEM customers, and governmental and defense agencies.

Services and Products

World-Am's business direction currently falls into five (5) categories; 1) Design and manufacture of a standard line of Automated Passage Control ("APC") systems for commercial, retail and government use; 2) OEM manufacturing; 3) Customization/modification of APC systems per customer specifications; 4) Development of security devices for APC, and;
5) Sales, marketing and distribution of products including Metorex metal detectors, Axcess and Prism asset tracking devices and digital video products, RFID smart tags and labels, TSA nuclear measurement detection devices, Securetec miniature cameras and Mark Solutions pre-fabrication prison cells.

WEAPONS CONTROL SYSTEMS - These systems are fabricated as one or two lane structures with interlocking doors designed to prevent weapons from entering a facility. They incorporate a high strength tubular aluminum structure with heavy-duty narrow stile doors and closer hardware. Magnetic locks, sensors, display(s) and control electronics are incorporated to monitor all interlock functions, while a variety of metal detectors can be used to scan for weapons. Ballistic panels, up to Level III, can be installed in these structures, thereby providing a deterrent as required by the customer. Site specific applications employing modular designs and various construction materials, i.e. laminated oak and ballistic fiberglass, to match architectural requirements are available. This product is used for any application requiring weapons monitoring.

PASSAGE CONTROL SYSTEMS - These systems are fabricated as two door bi-directional structures with interlocking doors designed to prevent unauthorized individuals from entering a facility. These systems incorporate a high strength tubular aluminum structure with heavy-duty narrow stile doors and closer hardware. Locks, sensors, displays and control electronics are incorporated to monitor all interlock functions, while a variety of card readers, keypads and/or biometric devices can be installed to identify the occupant before passage. This system also has the advantage of incorporating a occupancy weight system, thereby allowing one person to pass at a time. This product can be used in any high security applications requiring personnel monitoring.

ASSET PROTECTION SYSTEMS - These systems are fabricated as single door passage monitors with a two door bi-directional structure. They have an interlocking system designed to prevent unauthorized assets from entering or leaving a facility. These systems incorporate a high strength tubular aluminum structure with heavy-duty narrow stile doors and closer hardware. Locks, sensors, displays and control electronics are incorporated to monitor all interlock functions. This system is best suited for applications requiring control of company assets.

PASSAGE MONITORS - Passage monitors are designed to replace the standard door trim providing a directional I/R light curtain to sense the direction of personnel passing through it. These monitors work as a low cost occupancy detection device and can be connected to existing card readers, keypads and or biometric devices to unlock doors and provide a method of passage monitoring. Two passage monitors can be connected together to provide a complete interlocking system. These devices can be used where light-to-moderate access control is required.

PEDESTRIAN TRAFFIC MONITORS - Pedestrian Traffic Monitors, also known as electronic turnstiles, provide directional control of personnel passing into and out of a facility. This device can be used as a stand-alone indicator or be coupled to a card access system. A number of features are built into this product, which allow remote monitoring and control. These devices can be used anywhere light access control is required.

PEDESTRIAN COUNTERS - An inexpensive method of keeping track of the number of individuals passing through a company's doors can be accomplished with the ISOTEC Pedestrian Counter. These counters can monitor standard 3-6 wide openings or optional 20-30 foot openings. Every system has a seven-character display with key lock reset.

DIGITAL OCCUPANCY & ACCESS CONTROL SENSOR SYSTEM - This device is a ceiling-mounted occupancy recognition and control system designed for any application requiring occupancy detection, anti-tailgating and object detection. When calibrated to the area installed, this device will recognize one or more people passing through a given area and/or zone. The software will also recognize and alarm if a package is left behind. These devices feature user-programmable functions such as room-size calibration, multi-user entry and exit and alarm functions associated with passage tampering, parcel drops and approach sensing. This device will also send to a video monitor, in case of an alarm, a visual of the occupant zone.

SITE SPECIFIC DESIGNS FOR ANY APPLICATION - No standard application can solve everyone's security needs. Isotec provides solutions for most passage control situation.

GENERAL PURPOSE WALK-THROUGH METAL DETECTORS - These uniform sensitivity walk-through metal detectors are perfect for any general-purpose application requiring detection of metal objects regardless of orientation. They are equipped with a patented cross-pulsed magnetic field detection system to provide good security plus optimum traffic flow. Applications include airports, banks, public buildings, industry, hospitals, and casinos.

HIGH SENSITIVITY WALK-THROUGH METAL DETECTORS - These narrow passage, high sensitivity systems are used where both ferrous and non-ferrous materials are to be detected, such as small knives, razor blades, items made from precious metals and computer chips. Applications include prisons, computer chip manufacturers, manufacturers of precious metals, and mints.

HIGH DISCRIMINATION WALK-THROUGH METAL DETECTORS - With less than a 5% false alarm rate in favorable conditions, these metal detectors are one of the most popular. They are equipped with a patented cross-pulsed magnetic field detection system and improved interference rejection to provide a high discrimination of objects passing through it. Applications include airports, banks, public buildings, prisons, industry, stadiums, hospitals, power plants, hotels and casinos.

MULTI-ZONE WALK-THROUGH METAL DETECTORS - The multi-zone walk through metal detector is similar to having eight individual high discrimination metal detectors in one package. Each zone can be individually programmed with it's own sensitivity. Any weapon detected is displayed on a light bar at the point where the object
was detected.   Applications include airports, banks, public
buildings, prisons, industry, stadiums, hospitals, power plants, hotels and casinos.

HAND-HELD METAL DETECTORS - Mobile personnel screening can be accomplished through the use of a lightweight, battery powered and
highly sensitive hand held metal detector.   This is popular for
any application requiring mobile personnel screening.

SECURITY MONITORING SOFTWARE - A PC based control system for Windows 95/98/NT, is available to connect multiple metal detectors together to provide a remote network for monitoring and adjustment of all Metor walk-through metal detectors. This product can be used with any of the above applications where multiple systems are required.

DIGITAL COMPRESSION MODULE - Through Prism, World-Am offers several models of digital compression modules for the transmission of live audio and video signals over a standard telephone line. A unique feature of these modules is their patented digital compression technology (CODEC). Other features, depending on the model, include analog or digital transmissions, pan/tilt/zoom and multiplex.

DIGITAL VIDEO CAMERA - This CCD digital video camera has been designed for TCP/IP addressable networks. It features full-time standard video output that interfaces to existing CCTV equipment, providing local output for recording to a VCR, displaying on video monitors and matrix switches.

DIGITAL NETWORK SOFTWARE - Through Prism, World-Am offers full featured, fully functional Windows-based software packages for desktop or laptop computers. With these software programs any PC can be used as a video receiver. This software supports live digital audio and video over standard telephone lines, cellular phone communication and is Internet compatible. Features include optimizing of system images, frame-size, or frame-rate, along with the ability to operate pan/tilt/zoom camera control. This software also supports multiple black and white, color or infrared cameras,
and four levels of operator security.   Applications include
central station monitoring, covert surveillance, digital video recording, remote access control, remote facility management, video alarm verification and video guard tour check.

LONG RANGE PROXIMITY READER - These readers can be mounted anywhere within 80 feet of the antenna assembly. Several communication formats are available. Their transmit range depends on the antenna selected, and can be set up to 30 feet.

HIGH PERFORMANCE LONG RANGE ACTIVE TAGS - Axcess provides a high performance active RFID tag suitable for a wide variety of applications. These tags come in three forms: vehicle, personnel and asset. Operating range is typically 30 feet. Each tag can be read in a variety of positions or orientations with respect to the reader antenna. Tags transmit data at a rate of up to one kilobyte per second for high-speed performance and reliability.

PROXIMITY ANTENNAS - World-Am, through Axcess, provides several standard antennas each with it's own Automatic Tuning Unit (ATU). These antennas can be placed in walls, in door ways and in roads
and streets.   They can be custom built to suite most any
application. Antennas can be designed and built to fit site specific applications.

RESOURCE MANAGEMENT SOFTWARE- This software package provides the following capabilities: Tag monitoring - detects tags at system readers and creates a tag transaction history database. This software package also provides the ability to lock and unlock doors based on tag detection with time and zone restrictions. A functional linkage can then be made to link employee tags and assets

PROXIMITY READERS - World-Am, through RFID, offers a number of inexpensive reader/writers for non-demanding general identification needs based 125Khz technology. Readers are available in a variety of packages for most any application. They have read ranges of 1 foot to 30 feet and can be customized for site specific applications including asset tracking and control of equipment and personnel.

PROXIMITY TAGS - World-Am, through RFID, offers a number of tag technologies from 13.56Mhz to 125Khz. The 13.56 Mhz tags are the least expensive tags on the market employing a variety of read ranges and sizes with "read only" or have read/write capabilities.

ELECTRONIC LOCKS - This U.L tested and listed product replaces most combination locks for a quick and easy access to a safe. Lock combinations can be changed without the aid of a locksmith allowing the user to change codes at random.

DEPOSIT SAFES FOR CASH CONTROL - These solid steel "B" rated safes are designed to allow quick deposits without actual access inside the safe. Although instant protection against hold-ups or burglary, these safes are not recommended for overnight storage of cash.

DATA SAFES FOR COMPUTER MEDIA - These safes are specifically design to protect digital files that might otherwise be lost in a standard fire safe. These safes have been tested at 1,832 degrees Fahrenheit for one hour yet kept the internal temperature to less than 125 degrees Fahrenheit and 85% humidity.

FIRE SAFES - These safes are designed to protect documents and valuables for one hour on small safes and two hours on the larger safes. These one and two hour safes combine the "B" rate burglary resistance with excellent fire resistance with internal temperatures kept below 350 degrees Fahrenheit.

"B"&"C" RATED SECURITY CHESTS - Available in a variety of sizes these safes are a good choice for the security of cash and valuables for Home and Business. These safes are constructed of solid steel for excellent protection against forced entry. The "B" rate safe have " steel doors and " body. The "C" rate has a full 1" door and " body for additional protection.

GAMMA PORTAL MONITORS - These monitors are designed to automatically scan for special nuclear materials on personnel passing though it. They are intended for applications where relatively low energy emissions from U235 and Pu239 are the main concern. These monitors are used in uranium enrichment plants, weapons manufacturing plants, weapons storage sites, nuclear laboratories and nuclear waste disposal and storage sites.

GAMMA WASTE MONITORS - These monitors are design to automatically scan for special nuclear materials on personnel passing though it. They are intended for applications where relatively low energy emissions from U235 and Pu239 are the main concern. These monitors are used in uranium enrichment plants, weapons manufacturing plants, weapons storage sites, nuclear laboratories and nuclear waste disposal and storage sites.

HAND-HELD GAMMA MONITORS - These hand-held monitors are designed to locate radioactive sources and to measure their intensity in the field. They are suitable for hand-held vehicular and pedestrian monitoring.

Product Manufacturing

World-Am performs the fabrication, assembly and testing of the products in its own, leased facilities. It has assembled a team that has the mechanical and electronic experience, as well as the production equipment available to perform the manufacturing required.

New Product Development

World-Am has identified several product enhancement items, as well as new passage control products, that are under development or will be in the near future. World-Am has formed a relationship with a designer and manufacturer of a business card sized embedded PC, to design and manufacture an embedded 586 controller for its standard line of products. In addition, at the request of a government lab, it will design a line of optical turnstiles for both commercial and government sale. Lastly, World-Am is in the process of designing a proprietary, patentable, digital video occupancy sensor that will replace cumbersome and expensive weight sensing systems currently employed in the industry today.

Custom Products

Many dealers and their customers, as well as governmental agencies, have a specialized project in mind requiring non-standard components and architectural considerations. Such projects are relatively common and require little or no customer paid non-recurring engineering costs due to the modular characteristics of the standard design.

Sales, Marketing, Distribution and Installation

One of the primary strengths in World-Am's positioning is that all products developed are sold commercially through a national dealer network. This dealer network is comprised of professionals in the field of applications engineering in the security field. Sales to the government are handled, in most cases, directly by World-Am or its sales representatives. World-Am's equipment is modular in design and is shipped disassembled for installation in the field. All systems, commercial and retail, are extremely portable and can be readily disassembled for installation in other locations.

Isotec personnel have designed and installed systems that are at the following locations:

Department of Energy
Lawrence Livermore National Laboratories
Pantex Plant
Savannah River Project
Rocky Flats Plant
EG & G
Sandia National Laboratories
Los Alamos National Laboratories

U.S. Air Force
Cape Canaveral AFB
Vandenberg AFB
Falcon AFB
Ellsworth AFB
Kirtland AFB
Minot AFB

Aerospace
Rockwell International
Boeing
Ford Aerospace
General Electric
Harris Corporation

Commercial
John Hancock Insurance
Mellon Bank
Household Credit Union
Business Bank
Wells Fargo Bank
Albertson's Credit Union
Arundel Federal Savings

Product Quality and Customer Service

World-Am's goal is to become the leader in the design and manufacture of quality built passage control devices through the use of approved materials, finish suppliers and the use of in-house quality standards and procedures. World-Am will take a pro-active approach to customer needs and satisfaction through continued contact, problem resolution, product improvement, innovative features and cost reduction efforts.

                           PLAN OF OPERATION

Twelve Month Plan of Operation.

In the year 2001, World-Am will be actively pursue several business objectives: corporate growth financing, including but not limited to commercial lines of credit, capital formation activities, combined business ventures, market development, product development, and strategic business development.

In general, World-Am's efforts during the year following the acquisition of Isotec, Inc., to augment operating and growth capital has encountered numerous, unexpected diversions. World-Am has increased its activities in pursuit of capitalization, employing new members of management, legal and consulting teams. These actions, in combination with World-Am's plan to immediately take the steps necessary to re-domicile the corporation to Nevada with a new name and symbol in the near future, World-Am believes will aid in efforts to capitalize the company and increase shareholder value.

In the year 2001, World-Am will focus its attention on the marketing of the existing product line of products and development of "Transparent Security" product line. World-Am believes the "Transparent Security" product line will be ready for introduction to the market sometime during the second half of 2001.

"Transparent Security" product line is a line of monitoring and access devices designed to be unobtrusive to the occupant or passerby. Such devices are designed to monitor and/or keep a count of how many people pass through a certain area. They may also be designed to detect certain items the owner of the space may want to know about in order to monitor specific movements of the individual(s) detected. In some settings an owner may not want to restrict access but does want to know if there is anyone entering who may be carrying a concealed weapon in order that the particular individual may be monitored discretely.

World-Am believes that the "Transparent Security" products already developed and those currently under development represent a major new segment in the future growth of security product marketing industry.

With respect to the marketing of World-Am's existing security products line, World-Am plans to:

Continue to develop dealerships in key geographic locations around the United States. One such Dealership was added in January 2001 in the New York / New Jersey region. This new dealer furnishes equipment to clients such as the New York City Police Department, FBI, U.S. Department of the Treasury and to Mexico. World-Am also recently added a new dealer in the Mid-West.

World-Am has entered into a Master Dealership agreement with a company based in Mexico that will market World-Ams products throughout Mexico. World-Am and this Mexican-owned company are negotiating a joint manufacturing agreement.

World-Am has entered into an agreement to provide a Model 644 Access Control Portal for evaluation by the internal security personnel of a major U. S. based electronics manufacturer. This portal will integrate one of the "Transparent Security?" products, an optical product designed to provide passage control with minimal physical barrier infrastructure, while employing this new high-level optical technology. If the evaluation is favorable, World-Am believes this manufacturer may purchase several similar units for installation in their multiple facilities.

World-Am recently entered into a Master Dealership agreement with a company based in Honduras that will market World-Am's products throughout Central America.

World-Am has hired a market development specialist to concentrate on developing the distribution channels for World-
Am's product on the national and international levels. The main thrust of this effort is to build up a network of dealers who will consistently market World-Ams products.

In January 2001, World-Am adopted a Non-Employee Directors and Consultants Retainer Stock Plan. This plan was adopted to permit World-Am to engage the services of consultants for the purposes of helping to further develop and implement World-Am's plan. In addition, World-Am will utilize certain consultants to redesign the corporate identity package. This includes new logo(s), graphic design, letterhead and other corporate communications. It also is anticipated that World-Am will incorporate the new identity and graphic design changes on the corporate Internet Web Site. World-Am is also considering utilizing the services of a lobbyist to introduce World-Am and its products to more governmental clients. The payment of consultants with the stock of World-Am aids in conservation of working capital for operational needs.

World-Am is exploring several avenues to obtain necessary financing for growth. The areas being explored include, but are not limited to; commercial credit lines, capital formation (i.e. private placement/Form SB-2 registration), combined business ventures and factoring.

World-Am is in discussions with a manufacturer of non-competitive products. The purpose of the discussion is to explore utilizing the manufacturer's capacity to fabricate the metal components in World-Am's products. Such an alliance would aid World-Am in accommodating more rapid growth and it would allow the manufacturing company to utilize their production facility at higher level of production.

World-Am has a strategic alliance with a Colorado-based security consultancy firm. This firm specializes in evaluation of security systems and procedures for many commercial and governmental entities worldwide. The alliance is one of natural symbiosis and the two companies are very comfortable with referring clients to one another in the course of business.

World-Am is seeking proposals from professional Investor Relations and Public Relations firms to pursue sound conservative approach to communicating information to the shareholders and the public on an effective and timely basis and within the framework of the
securities regulations.   World-Am plans to employ a new IR/PR firm
during the first half of 2001.

Recent Developments.

During the first quarter of 2001, World-Am has continued to expand its dealer network, both nationally and internationally with the addition of Geovox Security, Inc., a Texas based dealer specializing in correctional facilities, and the final negotiation of a master dealership with a U.S. based, Turkish Security dealer network. Discussions are also being held with other dealer candidates leading to signed agreements in the second quarter of 2001.

In addition, negotiations were successfully concluded with ADI, a division of Pittway Corporation, for a supplier agreement covering the sales of Isotec products throughout their national sales organization. Initial orders are expected in the second quarter of 2001.

World-Am in this period has continued to develop products in its line of "Transparent Security" monitoring and access devices with the delivery of the first pre-production unit of its door frame, thin line, weapons/metal detector. A second such unit will be delivered and featured at the Forced Protection Equipment Demonstration show in Quantico, VA.

World-Am is continuing its efforts to acquire the necessary funding for growth and is in discussions with several parties to that end. Likewise World-Am is actively pursuing a new investor relations and public relations firm based upon proposals received.

Forward Looking Statements.

The foregoing Plan of Operation contains "forward looking statements" within the meaning of Rule 175 under the Securities Act of 1933, as amended, and Rule 3b-6 under the Securities Act of 1934, as amended, including statements regarding, among other items, World-Am's business strategies, continued growth in World-Am's markets, projections, and anticipated trends in World-Am's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on World-Am's expectations and are subject to a number of risks and uncertainties, certain of which are beyond World-Am's control. World-Am cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including, among others, the following: reduced or lack of increase in demand for World-Am's products, competitive pricing pressures, changes in the market price of ingredients used in World-Am's products and the level of expenses incurred in World-Am's operations. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained herein will in fact transpire or prove to be accurate. World-Am disclaims any intent or obligation to update "forward looking statements."

                           DESCRIPTION OF PROPERTY

At its offices in Westminster, Colorado, which World-Am
leases, it owns approximately $23,772 of miscellaneous office
furniture and equipment, including computers.   These offices
consist of (a) an executive office of 1,100 square feet with a rental rate of $1,647.65 per month; and (b) a manufacturing facility of 4,500 square feet with a rental rate of $2,556.55 per month. A three year lease, which commenced in March 2000, covers these offices.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as set forth below, during the past two years, there have not been any transaction that have occurred between World-Am and its officers, directors, and five percent or greater shareholders:

Under a stock purchase agreement dated February 22, 2000, the Registrant acquired 100% of all the outstanding shares of common stock of Isotec, Inc., a Colorado corporation. Under this agreement, the Registrant issued a total of 74,000,000
(2,466,677 post split) shares of common stock to the five existing shareholders of Isotec, Inc. (two of which are the principals of World-Am). Subsequently, 38,000,000 (1,266,667) of these issued shares were cancelled by the Registrant since three of these shareholders did not perform certain required services.

On January 29, 2001, the Registrant issued stock options to the two principals of the company covering the 5,400,000 shares of common stock, exerciable at $0.10 per share from the date of grant until January 29, 2011. These options were granted under the Registrant's Employee Stock Incentive Plan. No commissions or fees were payable in connection with the issuance of these options.

At various times during 2001, the Registrant has issued a total of 13,230,834 shares of common stock to a total of five individuals (including the two principals of World-Am) and one company in connection with consulting services rendered to the Registrant, which have been valued at a total of $324,369.

Certain of the officers and directors of World-Am are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on a board of directors. As a result, certain conflicts of interest may arise between World-Am and its officers and directors. World-Am will attempt to resolve such conflicts of interest in favor of the company. The officers and directors of World-Am are accountable to it and its shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling the company's affairs. A shareholder may be able to institute legal action on behalf of World-Am or on behalf of itself and other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts is in any manner prejudicial to the company.

                      MARKET FOR COMMON EQUITY AND
                      RELATED STOCKHOLDER MATTERS

Market Information.

World-Am's common stock trades on the Over the Counter
Bulletin Board under the symbol "WLDI". World-Am began using this symbol on December 1, 2000 following a 30 for 1 reverse split;
prior to that, World-Am traded under the symbol "WLDC".

The range of closing prices shown below is as reported by these markets. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ending December 31, 2001

                                                 High      Low

Quarter Ended June 30, 2001                      0.13      0.01
Quarter Ended March 31, 2001                     0.78      0.02

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ended December 31, 2000

                                                 High      Low

Quarter Ended December 31, 2000                  2.12      0.22
Quarter Ended September 30, 2000                 1.44      0.37
Quarter Ended June 30, 2000                      1.62      0.37
Quarter Ended March 31, 2000 *                   3.00      1.12

* World-Am's common stock (under Allmon Management prior to the merger on May 9, 2000) originally commenced trading on the Pink
Sheets LLC on February 10, 2000.

Holders of Common Equity.

As of August 1, 2001, World-Am had approximately 78 shareholders of record of its common stock.

Dividends.

World-Am has not declared or paid a cash dividend to stockholders since it was originally organized in 1994. The Board of Directors presently intends to retain any earnings to finance
Registrant operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon World-Am's earnings, capital requirements and other factors.

                            EXECUTIVE COMPENSATION

                   SUMMARY COMPENSATION TABLE

                     Annual compensation              Long-term
                                                     compensation
                                           Awards          Payouts
                                    Other           Securi           All
                                    Annual          ties             other
Name and                            compen Restrict under            compen
Principal   Year   Salary   Bonus   sation  stock   lying   LTIP     sation
Position                                    award   options payouts
                                                    SARs
                     ($)     ($)     ($)     ($)     (#)       ($)     ($)
    (a)      (b)     (c)     (d)     (e)     (f)     (g)       (h)     (i)
James H.
Alexander
CEO         2000   $32,200    0       0       0       0         0       0
            1999      0       0       0       0       0         0       0
            1998      0       0       0       0       0         0       0

Paul M.
Labarile
Secretary   2000   $32,000    0       0       0       0         0       0
            1999      0       0       0       0       0         0       0
            1998      0       0       0       0       0         0       0

Employment Contract.

As of August 1, 2001, World-Am had not entered into any employment agreement with any officer and/or director of the company.

Other Compensation.

(a) There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of World-Am in the event of retirement at normal retirement date as there was no existing plan as of December 31, 2000 provided for or contributed to by World-Am.

(b) No remuneration is proposed to be paid in the future directly or indirectly by World-Am to any officer or director since there was no existing plan as of December 31, 2000 which provides for such payment, except for an employee stock incentive plan. World-Am had granted options to purchase 5,650,000 shares of common stock to employees under this plan in January 2001.

                            FINANCIAL STATEMENTS

      REPORT ON REVIEW BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors
World-Am Communications, Inc.
Westminster, Colorado

We have reviewed the accompanying balance sheet of World-Am Communications, Inc. as of June 30, 2001 and the related statements of operations for the three month and six month period ended June 30, 2001 and 2000, and the cash flows for the six months ended June 30, 2001 and 2000 included in the accompanying Securities and Exchange Commission Form 10-QSB for the period ended June 30, 2001. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet as of December 31, 2000, and the related statements of operations, stockholders' equity and cash flows for the year then ended (not presented herein).
In our report dated March 28, 2001, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of June 30, 2001 is fairly stated in all material respects in relation to the balance sheet from which it has been derived.



/s/  Michael Johnson & Co., LLC
Michael Johnson & Co., LLC
Denver, Colorado
August 8, 2001

                     WORLD-AM COMMUNICATIONS, INC.
                      CONSOLIDATED BALANCE SHEET
                              (Unaudited)

                                                              June 30
                                                                2001
ASSETS:

Current Assets:
Cash                                                          $      5,769
Accounts receivable                                                  4,571
Inventory                                                                -
Total Current Assets                                                10,340

Property and Equipment:
Office equipment and computers                                      50,966
Less accumulated depreciation                                       (3,641)
Property and Equipment, net                                         47,325

Other Assets:
Goodwill - net                                                       8,462
Total Other Assets                                                   8,462

TOTAL ASSETS                                                        66,127

                 LIABILITIES AND STOCKHOLDERS' DEFICIT:

Current Liabilities:
Accounts payable                                              $    183,065
Taxes payable                                                      114,039
Accrued expenses                                                     6,502
Lines of credit                                                      1,103
Note payable - current portion                                      55,621
Total Current Liabilities                                          360,330

Stockholders'  Deficit:
Common stock, $.0001 par value, 500,000,000
shares authorized: 29,706,274 issued and
outstanding at June 30, 2001                                         2,971
Additional paid-in capital                                       1,745,848
Retained deficit                                                (2,043,022)
Total Stockholders' Deficit                                       (294,203)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                         66,127

The accompanying notes are an integral part of these financial statements

                       WORLD-AM COMMUNICATIONS, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                (Unaudited)

                                Three months ended         Six months ended
                                      June 30                  June 30
                                2001          2000         2001        2000

Revenues:                        101,035        3,628        133,385    30,725

Cost of Goods Sold                12,413       10,357         13,231    12,152

Gross Profit                      88,622       (6,729)       120,154    18,573

Operating Expenses:
Sales and Marketing                    -            -              -     3,453
General and Administrative       109,413       62,282        176,757   121,377
Total Operating Expenses         109,413       62,282        176,757   124,830

Net Loss from Operations         (20,791)     (69,011)       (56,603) (106,257)

Other Income/Expenses
Other income                           -            -              -         -
Other expenses                         -       (2,434)             -    (2,434)
                                       -       (2,434)             -    (2,434)

Net (Loss)                       (20,791)     (71,445)       (56,603) (108,691)

Weighted average number
of shares outstanding         21,466,754    1,998,569     16,026,493 1,998,569

Net Loss Per Share               (0.0001)       (0.04)        (0.003)    (0.05)

The accompanying notes are an integral part of these financial statements

                        WORLD-AM COMMUNICATIONS, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (Unaudited)

                                                         Six Months Ended
                                                             June 30
                                                        2001           2000

Cash Flows From Operating Activities:
Net (Loss)                                             $ (56,603)  $(108,691)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization                              1,000           -
Stock issued for services                                  1,212           -
Changes in assets and liabilities:
Decrease (Increase) in accounts receivable                15,719     (15,674)
Decrease (Increase) in inventory                          13,534     (12,745)
Increase in accounts payable                               6,862      41,384
Increase in payroll liabilities                           27,249      25,443
(Decrease) in accrued expenses                             1,577           -

                                                          67,153      38,408

Net Cash Used in Operating Activities                     10,550     (70,283)

Cash Flow From Investing Activities:
Purchase of equipment                                    (24,553)    (24,658)
Net Cash Used In Investing Activities                    (24,553)    (24,658)

Cash Flow From Financing Activities:
Proceeds from issuance of common stock                         -      53,733
Proceeds from notes payable                               16,167      42,101
Net Cash Provided By Financing Activities                 16,167      95,834

(Decrease) Increase in Cash                                2,164         893

Cash and Cash Equivalents - Beginning of period            3,605           -

Cash and Cash Equivalents - End of period                  5,769         893

Supplemental Cash Flow Information:
Interest paid                                                  -           -
Taxes paid                                                     -           -

The accompanying notes are an integral part of these financial statements

                         WORLD-AM COMMUNICATIONS, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (Unaudited)

1.  Presentation of Interim Information

In the opinion of the management of World-Am Communications, Inc., the accompanying unaudited financial statements include all normal adjustments considered necessary to present fairly the financial position as of June 30, 2001, and the results of operations for the three months and six months ended June 30, 2001 and 2000, and cash flows for the six months ended June 30, 2001. Interim results are not necessarily indicative of results for a full year.

The financial statements and notes are presented as permitted by Form 10-QSB, and do not contain certain information included in the Company's audited financial statements and notes for the fiscal year ended December 31, 2000.

                      INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
World-Am Communications, Inc.
Westminster, Colorado

We have audited the accompanying balance sheets of World-Am Communications, Inc. as of December 31, 2000 and 1999, and the related statements of operations, cash flows, and changes in stockholders' equity for the year ended December 31, 2000 and six month period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of World-Am Communications, Inc. at December 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended December 31, 2000 and the six month period ended December
31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 6 to the financial statements, conditions exists which raise substantial doubt about the Company's ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Johnson & Company, LLC
Johnson & Company, LLC
Denver, Colorado
March 28, 2001

                       WORLD-AM COMMUNICATIONS, INC.
                        CONSOLIDATED BALANCE SHEETS

                                                December 31    December 31
                                                    2000           1999

                                 ASSETS

Current Assets:
Cash                                                  3,605              -
Accounts receivable                                  20,290              -
Inventory                                            13,534              -

Total Current Assets                                 37,429              -

Fixed Assets:
Furniture and equipment                              26,413              -
Less accumulated depreciation                        (2,641)             -
Net Fixed Assets                                     23,772              -

Other Assets
Goodwill - net                                        8,462         10,577
Total Other Assets                                    8,462         10,577

TOTAL ASSETS                                         69,663         10,577

                  LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable                                    176,203        421,301
Accrued expenses                                      4,925          6,500
Taxes payable                                        86,790         37,044
Lines of credit                                       5,499              -
Short-term borrowings                                35,058              -
Total Current Liabilities                           308,475        464,845

Stockholders' Deficit:
Common stock, $.0001 par value;
500,000,000 shares authorized, 5,145,972 and
951,902 shares issued and outstanding,
respectively                                           515             95
Additional paid-in capital                       1,747,092      1,044,346
Accumulated deficit                             (1,986,419)    (1,498,709)
Total Stockholders' Deficit                       (238,812)      (454,268)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT         69,663         10,577

                 See accompanying notes to financial statements

                          WORLD-AM COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                Year Ended     Six Month
                                                December 31    Period Ended
                                                   2000        December 31
                                                                   1999

REVENUES:                                           65,201               -

OPERATING EXPENSES:
Sales and marketing                                241,875               -
General and administrative                         311,036         137,696
Total Operating Expenses                           552,911         137,696

Net Loss from Operations                          (487,710)       (137,696)

Weighted average number of
shares outstanding                               3,087,534         951,902

Basic and diluted net loss per share                 (0.16)         (0.14)

                 See accompanying notes to financial statements

                          WORLD-AM COMMUNICATIONS, INC.
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                        Add'l     Retained
                        Common Stock    Paid-In   Deficit      Totals
                    Shares      Amount  Capital

Balance -
June 30, 1998       951,902         95  $1,044,346 $(1,276,784) (232,343)

Net loss for year         -          -           -     (84,229)  (84,229)
Balance -
June 30, 1999       951,902         95   1,044,346  (1,361,013) (316,572)

Net loss for six
month period ended        -          -           -    (137,696) (137,696)

Balance -
December 31, 1999   951,902         95   1,044,346  (1,498,709) (454,268)

Stock issuance for
subsidiary         712,208          71      60,855           -    60,926
Stock issuance for
accounts payable   245,334          25     293,975           -   294,000
Issuance of stock
for cash            89,125           9     105,991           -   106,000
Issuance of stock
for services        21,667           2          63           -        65
Issuance of stock
for services       134,375          13     241,862           -   241,875
Issuance of stock
for services       246,777          25           -           -        25
Issuance of stock
for services      2,744,584        275           -           -       275
Net Loss for
year                      -          -           -    (487,710) (487,710)
Balance -
December 31, 2000 5,145,972        515   1,747,092 (1,986,419)  (238,812)

             See accompanying notes to financial statements

                     WORLD-AM COMMUNICATIONS, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             Six Month
                                            Year Ended       Period Ended
                                            December 31      December 31
                                                2000             1999

Cash Flows From Operating Activities:
Net (Loss)                                    (487,710)         (137,696)
Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation and amortization                    4,756               558
Issuance of common stock for services          242,239                 -
Changes in assets and liabilities:
Increase in  accounts payables                  67,266           137,138
Increase in accrued expenses                    48,171                 -
Increase in inventory                          (13,534)                -
Increase in accounts receivable                (20,290)                -
                                               328,608           137,696

Net Cash Used in Operating Activities         (159,102)                -

Cash Flow From Investing Activities:
Purchase of property and equipment              (9,610)                -
Net Cash Used In Investing Activities           (9,610)                -
Cash Flow From Financing Activities:
Proceeds from short-term borrowing              66,317                 -
Proceeds from  the issuance of common
shares                                         106,000                 -
Net Cash Provided By Financing Activities      172,317                 -

Increase (Decrease) in Cash                      3,605                 -

Cash and Cash Equivalents - Beginning of
period                                               -                 -

Cash and Cash Equivalents - End of period        3,605                 -

Supplemental Cash Flow Information:
Cash paid during period for:
Interest paid                                        -                 -
Taxes paid                                           -                 -

                See accompanying notes to financial statements

                        WORLD-AM COMMUNICATIONS, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              DECEMBER 31, 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business.

World-Am Communications, Inc. (the "Company") was incorporated in the state of Florida on July 1, 1994 under the name of Bedroc's of Brandon, Inc. The Company changed its name to World-Am Communications on September 16, 1998. The Company's primary business operations are carried on at this time through its wholly owned subsidiary, Isotec, Inc., the acquisition of which was finalized in February 2000. Isotec is a designer, developer, and manufacture of Automated Passage Control, security and surveillance products using computer integrated video and beam technology products for traffic control and access.

The Company commenced operations in January 1995 as a family restaurant in Brandon, Florida. In September 1996, the restaurant closed for renovations and reopened in August 1997. In March 1998, the Company discontinued the restaurant operations (its only business segment at that time) and wrote-off the net book value of the restaurant property and equipment.

During 1999, the Company changed its fiscal year end to December 31.

Principles of Consolidation.

The consolidated financial statements include the accounts of World-Am Communications, Inc. and its wholly owned subsidiaries.
All significant intercompany accounts and transactions are eliminated in consolidation.

Basis of Accounting.

These financial statements are presented on the accrual method of accounting in accordance with generally accepted accounting principles. Significant principles followed by the Company and the methods of applying those principles, which materially affect the determination of financial position and cash flows, are summarized below:

Cash and Cash Equivalents.

The Company considers all highly liquid debt instruments, purchased with an original maturity of three months or less, to be cash equivalents.

Inventories.

Inventories are stated at the lower of cost (first-in, first out) or fair value. Inventories consist of finished goods only.

Use of Estimates.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Net Earning (Loss) per Share.

Net loss per share is based on the weighted average number of common shares and common share equivalents outstanding during the period.

Property and Equipment.

The Company follows the practice of capitalizing property and equipment over $250 at cost. The cost of ordinary maintenance and repairs is charged to operations while renewals and replacements are capitalized. Depreciation is computed on the straight-line method over the following estimated useful lives.

Office Equipment & Software                   3 to 5 years
Warehouse Equipment                           5 to 7 years

Goodwill.

Goodwill, which represents the excess of the purchase price over the fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited. The Company assesses the recoverability of goodwill periodically by determining whether the amortization of goodwill balance over its remaining life can be recovered through projected undiscounted cash flows. The amount of goodwill impairment, if any, is charged to operations in the period in which goodwill impairment is determined by management. Amortization is computed using the straight-line method over a life of five years. Amortization expense for the year ended was $2,115.

Revenue Recognition.

Product Sales are sales of on-line products and specialty items.
Revenue is recognized at the time of sale.

Fair Value of Financial Instruments.

The carrying amount of accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments.

Income Taxes.

The Company accounts for income taxes under SFAS No. 109, which requires the asset and liability approach to accounting for income taxes. Under this method, deferred tax assets and liabilities are measured based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Other Comprehensive Income.

The Company has no material components of other comprehensive income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.

NOTE 2 - SHORT-TERM BORROWINGS

Short-term borrowings at December 31, 2000 consist of the following:

Note Payable to an individual, unsecured loan,
due on demand, with Interest rate of 8%                        $23,500

Advances from shareholder, unsecured, due on
demand, 0% interest, to pay for operations of Company           11,558

                                                               $35,058

NOTE 3 - CAPITAL STOCK TRANSACTIONS

In January 2000, the Company had a four-to-one reverse split of common shares authorized and outstanding. In October 2000, the Company also had a thirty-to-one reverse split of common shares authorized and outstanding. All share and per share amounts in the accompanying financial statements of the Company and notes thereto, have been retroactively adjusted to give effect to the stock splits.

NOTE 4 - SEGMENT INFORMATION

The Company operates primarily in a single operating segment, the development of security and surveillance devices for traffic control and access for banking and military customers.

NOTE 5 - INCOME TAXES

There has been no provision for U.S. federal, state, or foreign income taxes for any period because the Company has incurred losses in all periods and for all jurisdictions.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets are as follows:

Deferred tax assets:
Net operating loss carryforwards                         $ 1,986,419
Valuation allowance for deferred tax assets               (1,986,419)
Net deferred tax assets                                 $           -

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. As of December 31, 2000, the Company had net operating loss carryforwards of approximately $1,986,419 for federal income tax purposes. These carryforwards, if not utilized to offset taxable income begin to expire in 2009. Utilization of the net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation could result in the expiration of the net operating loss before utilization.

NOTE 6 -GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. The Company has experienced significant losses from discontinued operations. As shown in the financial statements, the Company incurred a net loss of $487,710 for the year ended.

The future success of the Company is likely dependent on its ability to attain additional capital to develop its proposed products and ultimately, upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Tax Contingencies.

The Company has not filed monthly sales tax returns with the Department of Revenue, State of Florida, and payroll tax returns for the fiscal periods ended June 30, 1999 and December 31, 1999. Accordingly, interest and penalties have been accrued. The estimated balance is $37,044.

Litigation.

On March 23, 1998, ADP Total Source III filed a writ of garnishment in the Circuit Court of the State of Florida, County of Hillsborough against the Company seeking reimbursement of services in the amount of $66,491, which is included in the accounts payable amount.

On June 24, 1998, Prime Source Management Solutions, a provider of employee leasing services, was awarded $74,882 in the Circuit Court of the State of Florida, County of Hillsborough, including an amount for trebled damages.

The Company has received various attorney collection letter notices from different vendors related to past due amounts. Management is in active negotiations to settle all open accounts with the respective vendors.

                   CHANGES IN AND DISAGREEMENTS WITH
                      ACCOUNTANTS ON ACCOUNTING
                       AND FINANCIAL DISCLOSURE

Not Applicable

                         AVAILABLE INFORMATION

World-Am has filed with the U.S. Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to World-Am and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

A copy of the registration statement, and the exhibits and schedules filed with it, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such office upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the public reference room by calling the Commission at 1 (800) SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including World-Am. The address of the site is http://www.sec.gov. The registration statement, including all its exhibits and any amendments, has been filed electronically with the Commission.

                                    PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Information on this item is set forth in the propsectus under the heading "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder, all of which are being paid by World-Am:

Securities and Exchange Commission registration fee           $     1,912
Transfer agent's fees                                               1,000
Printing and engraving expenses                                     1,000
Legal fees and expenses                                            25,000
Accounting fees and expenses                                        5,000
State blue sky fees                                                 5,000

Total                                                             $38,912*

* All fees, except the Securities and Exchange Commission registration fee, are estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Other than as set forth below, during the last three years there have not been any sales of unregistered securities of World-Am; no commissions or fees were paid in connection with any of these sales. The figures shown below have been adjusted for a thirty-to-one reverse split which occurred in October 2000.

(a)  Rule 504 Offering.

On January 30, 2000, the Registrant commenced an offering under which 10,000,000 (333,333 post split) shares of common stock were sold to six accredited investors for a total consideration of $401,350 ($0.04 per share). Attached to each shares was a warrant for the purchase of shares of common stock, exercisable upon issuance at $0.06 per shares for a period of one year.

The Registrant later learned that an attorney, unrelated to the Registrant, had issued an opinion that the shares issued thereunder were, in his opinion, free-trading and could be sold without legend. The Registrant did not know of nor authorize the removal of the legends and did not employ the attorney who removed the legends. Thereafter, the Registrant promptly sought the return of all the unlegended shares; to date a total of 1,850,000 (61,667 post split) of these shares have been returned to the Registrant and cancelled.

This offering was undertaken under Rule 504 of Regulation D by the fact that:

the Registrant, at the time of the offering, was not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, was not an investment company, and was not a development stage company that either has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and

the amount of the offering was less than $1,000,000.

(b  Rule 506 Offerings.

(1) Under a stock purchase agreement dated February 22, 2000, the Registrant acquired 100% of all the outstanding shares of common stock of Isotec, Inc., a Colorado corporation. Under this agreement, the Registrant issued a total of 74,000,000 (2,466,677 post split) shares of common stock to the five existing shareholders of Isotec, Inc. Subsequently, 38,000,000 (1,266,667) of these issued shares were cancelled by the Registrant since three of these shareholders did not perform certain required services.

(2)    Under an agreement and plan of merger dated May
11, 2000, the Registrant acquired 100% of all the outstanding shares of common stock of Allmon Corporation, a Delaware corporation. Under this agreement, $25,000 plus 150,000 shares of common stock of the Registrant were paid on behalf of the Registrant.

(3) During the fiscal year ended December 31, 2000, the Registrant issued a total of 4,681,250 (156,042 post split) shares of common stock to a total of five individuals and companies for consulting services rendered to the company which were valued at $279,375.

(4) During the 2000 fiscal year, the Registrant sold 250,000 (8,333 post split) shares of common stock to one investor for consideration of $10,000 ($1.20 per share) and 780,000 shares (26,000 post split) shares of common stock to one investor for consideration of $46,800 ($1.80 per share).

(5) On January 29, 2001, the Registrant issued stock options to three individuals (including the two principals of the company) covering the 5,650,000 shares of common stock, exercisable at $0.10 per share from the date of grant until January 29, 2011. These options were granted under the Registrant's Employee Stock Incentive Plan.

(6) At various times during 2001, the Registrant has issued a total of 13,230,834 shares of common stock to a total of five individuals and one company in connection with consulting services rendered to the Registrant, which have been valued at a total of $324,369.

(7) On May 7, 2001, the Registrant sold 1,224,489 shares of common stock to one accredited investor for consideration of $30,000 ($0.0245 per share).

All of these issuances were undertaken under Rule 506 of Regulation D by the fact that:

the sales were made to a sophisticated investors as defined in Rule 502;

the company gave each purchaser the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the company possessed or could acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished;

at a reasonable time prior to the sale of securities, the company advised each purchaser of the limitations on resale in the manner contained in paragraph Rule 502(d)2 of this section;

neither the company nor any person acting on its behalf sold the securities by any form of general solicitation or general advertising; and

the company exercised reasonable care to assure that the purchasers of the securities are not underwriters within the meaning of section 2(11) of the Act in compliance with Rule 502(d).

ITEM 27.  EXHIBITS

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

ITEM 28.  UNDERTAKINGS

The undersigned company hereby undertakes to:

(a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S.
Securities and Exchange Commission pursuant to Rule
424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) Provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the
Securities Act of 1933 and is, therefore, unenforceable.   In the
event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURES

In accordance with the requirements of the Securities Act of 1933, World-Am certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Westminster, State of Colorado, on August 22, 2001.

                                            World-Am Communications, Inc.


                                            By: /s/ James H. Alexander
                                            James H. Alexander, President

                          Special Power of Attorney

The undersigned constitute and appoint James H. Alexander their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature                    Title                                 Date

/s/ James H. Alexander      President/Chief Executive           August 22, 2001
James H. Alexander          Officer/ Treasurer (principal
                            financial and accounting
                            officer)/Director

/s/ Paul M. Labarile        Secretary/Director                  August 22, 2001
Paul M. Labarile

                                  EXHIBIT INDEX

Exhibit                             Description
No.

2.1     Agreement and Plan of Merger between World-Am and Allmon
        Corporation, dated May 11, 2000 (incorporated by reference to Exhibit 2.1 of the Form 8-K12g-3 filed on May 16, 2000).

2.2     Stock Purchase Agreement between World-Am, Isotec,
        Incorporated, and selling shareholders, dated February
        22, 2000 (incorporated by reference to Exhibit 2.2 of the Form 10-QSB filed on May 21, 2001).

3.1     Articles of Incorporation, dated June 29, 1994
       (incorporated by reference to Exhibit 3.1 of the Form
        8-K12g3 filed on May 16, 2000).

3.2     Amended Articles of Incorporation, dated April 6, 1995
       (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form 8-K12g-3 filed on May
        16, 2000).

3.3 Articles of Amendment to Articles of Incorporation, dated February 7, 1997 (incorporated by reference to Exhibit 3.1 of the Form 8-K12g-3 filed on May 16, 2000).

3.4 Articles of Amendment to Articles of Incorporation, dated July 2, 1997 (incorporated by reference to Exhibit 3.1 of the Form 8-K12g-3 filed on May 16, 2000).

3.5 Articles of Amendment to the Articles of Incorporation, dated August 17, 1998 (incorporated by reference to Exhibit 3.1 of the Form 8-K12g-3 filed on May 16, 2000).

3.6 Articles of Amendment to Articles of Incorporation, dated January 18, 2000 (incorporated by reference to Exhibit 3.6 of the Form 10-QSB filed on August 14, 2001).

3.7 Bylaws, dated May 15, 2000 (incorporated by reference to Exhibit 3.2 of the Form 8-K12g-3 filed on May 16, 2000).

4.1     Employee Stock Incentive Plan, dated January 22, 2001
       (incorporated by reference to Exhibit 4.1 of the Form
        S-8 filed on January 29, 2001).

4.2     Non-Employee Directors and Consultants Retainer Stock
        Plan, dated January 5, 2001 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on January 29, 2001).

4.3     Common Stock Purchase Agreement between World-Am and
        Four Way Associates, Inc., dated June 1, 2001 (see below).

21 Subsidiaries of World-Am (incorporated by reference to Exhibit 21 of the Form 10-KSB filed on April 2, 2001).

                                  EX-4.3

                     COMMON STOCK PURCHASE AGREEMENT
                                 BETWEEN
                        FOUR WAY ASSOCIATES, INC.
                                   AND
                      WORLD-AM COMMUNICATIONS, INC.

                         DATED AS OF JUNE 1, 2001

This COMMON STOCK PURCHASE AGREEMENT is entered into as of the 11th day of June, 2001 (this "Agreement"), between Four Way Associates, Inc., a company organized and existing under the laws of the Bahamas (the "Investor"), and World-Am Communications, Inc., a corporation organized and existing under the laws of the State of Florida (the "Company").

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investor and the Investor shall purchase from time to time as provided herein, up to two million dollars ($2,000,000) of the Common Stock (as defined below); and

WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) ("Section 4(2)") and Regulation D ("Regulation D") of the United States Securities Act of 1933, as amended and the regulations promulgated thereunder (the "Securities Act"), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in Common Stock to be made hereunder.

NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

Section 1.1 "Affiliate" shall have the meaning assigned to such term in Section 3.4 hereof.

Section 1.2 "Average Daily Trading Volume" shall mean the dollar amount of the average daily trading volume of shares of Common Stock, calculated based upon the average Bid Price and average daily trading volume traded over the ten (10) Trading Days during the Valuation Period, not including Trading Days when the lowest intra-day bid price is lower than the Floor Price.

Section 1.3  "Bid Price" shall mean the closing bid price
(as reported by Bloomberg L.P.) of the Common Stock on the Principal Market.

Section 1.4 "Capital Shares" shall mean the Common Stock and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company.

Section 1.5  "Closing Date" shall mean the date hereof.

Section 1.6 "Commitment Amount" shall mean the two million dollars ($2,000,000) up to which the Investor has agreed to provide to the Company in order to purchase Put Shares pursuant to the terms and conditions of this Agreement.

Section 1.7 "Commitment Period" shall mean the period commencing on the Effective Date and expiring on the earlier to occur of (x) the date on which the Investor shall have purchased Put Shares pursuant to this Agreement for an aggregate Purchase Price of two million dollars ($2,000,000), or (y) the date occurring 12 (twelve) months from the Effective Date.

Section 1.8 "Common Stock" shall mean the Company's common stock, one thousandth of one cent ($0.0001) par value per share.

Section 1.9 "Common Stock Equivalents" shall mean any securities that are convertible into or exchangeable for Common
Stock or any warrants, options or other rights to subscribe for or purchase Common Stock or any such convertible or exchangeable securities.

Section 1.10 "Condition Satisfaction Date" shall have the meaning assigned to such term in Section 6.2 hereof.

Section 1.11  "Control Person" shall have the meaning
assigned to such term in Section 11.2(a) hereof.

Section 1.12 "Damages" shall mean any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and costs and expenses of expert witnesses and investigation).

Section 1.13 "EDGAR" shall mean the SEC's electronic data gathering and retrieval system.

Section 1.14 "Effective Date" shall mean the date on which the SEC first declares effective a Registration Statement registering resale of the Registrable Securities.

Section 1.15 "Effectiveness Target Date" shall have the meaning assigned to such Term in Section 5.1 hereof.

Section 1.16  "Exchange Act" shall mean the Securities
Exchange Act of 1934, as amended and the regulations promulgated thereunder.

Section 1.17  "Floor Price" shall mean the lowest Market
Price specified in the Put Purchase Notice for calculation of the Purchase Price, below which the Company will not sell Put Shares to the Investor.

Section 1.18 "Investment Amount" shall mean the dollar amount (within the range specified in Section 2.1) to be invested by the Investor to purchase Put Shares with respect to any Put
Purchase Notice delivered by the Company to the Investor in accordance with Section 2.1 hereof.

Section 1.19 "Legend" shall have the meaning assigned to such term in Section 8.1 hereof.

Section 1.20 "Material Adverse Effect" shall mean any effect on the business, operations, properties, prospects or financial condition of the Company that is material and adverse to the Company or to the Company and such other entities controlling or controlled by the Company, taken as a whole, and/or any condition, circumstance or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform its obligations under this Agreement.

Section 1.21 "Market Price" shall mean for the purpose of calculating the Purchase Price of the Put Shares, the average of the Bid Prices for all the Trading Days during the Valuation Period.

Section 1.22  "Maximum Put Amount" shall mean the lesser of
(a) two hundred thousand dollars ($200,000) and (b) fifteen percent (15%) of the Average Daily Trading Volume.

Section 1.23  "NASD" shall mean the National Association of
Securities Dealers, Inc.

Section 1.24 "Outstanding" when used with reference to Common Stock or Capital Shares (collectively the "Shares"), shall mean, at any date as of which the number of such Shares is to be determined, all issued and outstanding Shares, and shall include all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that "Outstanding" shall not mean any such Shares then directly or indirectly owned or held by or for the account of the Company.

Section 1.25  "Person" shall mean an individual, a
corporation, a partnership, an association, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Section 1.26  "Principal Market" shall mean the NASD OTC
Bulletin Board, Nasdaq SmallCap Market, the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

Section 1.27 "Prospectus" as used in this Agreement means the prospectus in the form included in the Registration Statement, as supplemented by any prospectus supplement filed with the SEC pursuant to Rule 424(b).

Section 1.28 "Purchase Price" as used in this Agreement shall mean sixty percent (60%) of the Market Price on the Put
Date.  The foregoing percentage is the "Purchase Price Percentage."

Section 1.29 "Put" shall mean each occasion the Company elects to draw down a portion from the equity line by exercising its right to tender a Put Purchase Notice requiring the Investor to purchase a specified amount of the Company's Common Stock, subject to the terms of this Agreement which tender must be given to the Investor.

Section 1.30 "Put Closing" shall mean one of the closings of a purchase and sale of the Put Shares pursuant to Section 2.3.

Section 1.31 "Put Closing Date" shall mean, with respect to a Put Closing the tenth (10th) Trading Day following the Put Date related to such Put Closing, provided all conditions to such Put
Closing have been satisfied on or before such Trading Day.

Section 1.32  "Put Date" shall mean the date on which a Put
Purchase Notice is delivered to the Investor.

Section 1.33 "Put Purchase Notice" shall mean a written notice to the Investor setting forth the Investment Amount that the Company intends to sell to the Investor, as such form is attached hereto as Exhibit A.

Section 1.34  "Put Shares" shall mean all shares of Common
Stock issued or issuable pursuant to a Put that has occurred or may occur in accordance with the terms and conditions of this Agreement.

Section 1.35  "Registrable Securities" shall mean the Put
Shares until the Registration Statement has been declared effective by the SEC and all Put Shares have been disposed of pursuant to the Registration Statement.

Section 1.36  "Registration Statement" shall mean the
registration statement on Form SB-2 filed with the SEC for the registration of the Put Shares, as such Registration Statement may be amended from time to time.

Section 1.37 "Regulation D" shall have the meaning set forth in the recitals of this Agreement.

Section 1.38  "SEC" shall mean the Securities and Exchange Commission.

Section 1.39 "Section 4(2)" shall have the meaning set forth in the recitals of this Agreement.

Section 1.40 "Securities Act" shall have the definition ascribed to it in the recitals of this Agreement.

Section 1.41 "SEC Documents" shall mean, to the extent applicable, the Company's latest Form 10-K as of the time in question, all Forms 10-Q and 8-K filed thereafter and all exhibits and amendments thereto and the Proxy Statement for its latest fiscal year as of the time in question until such time the Company no longer has an obligation to maintain the effectiveness of a Registration Statement.

Section 1.42 "Trading Cushion" shall mean the mandatory minimum fifteen (15) Trading Days between Put Dates.

Section 1.43 "Trading Day" shall mean any day during which the Principal Market shall be open for business.

Section 1.44 "Valuation Event" shall mean an event in which the Company at any time during a Valuation Period takes any of the following actions but shall not include such events as set forth on
Schedule 1.44:

(a)  subdivides or combines its Common Stock;

(b) pays a dividend in its Capital Stock or makes any other distribution of its Capital Shares;

(c) issues any additional Capital Shares ("Additional Capital Shares"), otherwise than as provided in the foregoing Subsections (a) and (b) above, at a price per share less, or for other consideration lower, than the Bid Price in effect immediately prior to such issuance, or without consideration;

(d) issues any warrants, options or other rights to subscribe for or purchase any Additional Capital Shares and the price per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to such warrants, options or other rights shall be less than the Bid Price in effect immediately prior to such issuance;

(e) issues any securities convertible into or exchangeable for Capital Shares and the consideration per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to the terms of such convertible or exchangeable securities shall be less than the Bid Price in effect immediately prior to such issuance;

(f) makes a distribution of its assets or evidences of indebtedness to the holders of its Capital Shares as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company's assets (other than under the circumstances provided for in the foregoing subsections (a) through (e)); or

(g) takes any action affecting the number of Outstanding Capital Shares, other than an action described in any of the foregoing subsections (a) through (f) hereof, inclusive, which in the opinion of the Company's Board of Directors, determined in good faith, would have a materially adverse effect upon the rights of the Investor at the time of a Put.

Section 1.45  "Valuation Period" shall mean the period of ten
(10) Trading Days commencing on the Put Date during which the Purchase Price of the Common Stock is determined.

                             ARTICLE II

                 PURCHASE AND SALE OF COMMON STOCK

Section 2.1  Investments/Puts.  Upon the terms and
conditions set forth herein (including, without limitation, the provisions of Article VII hereof), the Company may exercise a Put by the delivery of a Put Purchase Notice to the Investor. The number of Put Shares that the Investor shall receive pursuant to such Put shall be determined by dividing the relevant portions of the Investment Amount specified in the Put Purchase Notice by the Purchase Price determined during the Valuation Period; provided, however, that the Put Purchase Notice will be cancelled and the Put will not be exercised if the Market Price is below the Floor Price. The Investment Amount for each Put as designated by the Company in the applicable Put Purchase Notices shall be not more than the Maximum Put Amount or, in combination with all the other Puts exercised under this Agreement, not more than the Commitment Amount, and any such Investment Amount will be reduced so as to neither exceed the Maximum Put Amount nor the Commitment Amount.

Section 2.2  Mechanics.

(a)  Put Purchase Notice. At any time during the
Commitment Period, the Company may deliver a Put Purchase
Notice, in substantially the form and substance of Exhibit A, to the Investor, subject to the conditions set forth in Section 6.2.

(b)  Date of Delivery of Put Purchase Notice.  A Put
Purchase Notice shall be deemed delivered on (i) the Trading Day it is received by facsimile or otherwise by the Investor if such notice is received prior to the start of trading on the Principal Market, or (ii) the immediately succeeding Trading Day if it is received by facsimile or otherwise after the start of trading on the Principal Market on a Trading Day or at any time on a day which is not a Trading Day. No Put Purchase Notice may be deemed delivered on a day that is not a Trading Day.

(c)  Determination of Put Shares Issuable.  The Purchase
Price shall be based on the Purchase Price Percentage of the Market Price during the Valuation Period; provided, however, that the Market Price shall not be lower than the Floor Price indicated in the Put Purchase Notice. The minimum Floor Price shall be one cent ($0.01), not taking into account the Purchase Price Percentage, unless otherwise agreed upon by both parties. Prior to issuing any Put Purchase Notice, the Company shall have Put Shares representing at least the Investment Amount registered under the Registration Statement. The number of Put Shares to be purchased by the Investor shall be settled on the Put Closing Date.

Section 2.3  Put Closings.  On the Put Closing Date, the
Company shall have delivered to the Investor certificates for such number of Put Shares, and the Investor shall deliver to the Company the Investment Amount for such Put in immediately available funds, calculated by the number of Put Shares delivered to the Investor multiplied by the Purchase Price. Additionally, on or prior to the Put Closing Date, each of the Company and the Investor shall deliver all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

Section 2.4 Valuation Event. If a Valuation Event occurs at any time during a Valuation Period, the Investor may in its sole discretion (i) purchase the Investment Amount of shares of Common Stock granted during such Valuation Period on the terms at which the Company issued shares of Common Stock pursuant to the Valuation Event during such Valuation Period, net of any third party's discount and fees, (ii) purchase the Investment Amount of shares of Common Stock granted during such Valuation Period at the applicable Purchase Price for such Valuation Period, or (iii) elect not to purchase any shares of Common Stock during such Valuation Period. The Investor shall notify the Company of its election on the last Trading Day of the Valuation Period.

Section 2.5 Liquidated Damages. If the Company fails to cause its transfer agent to deliver to the Investor unlegended certificates representing Put Shares to be sold or in connection with the sale by the Investor within three (3) business days of the Investor's request, the Company shall pay the Investor, as liquidated damages for such failure to deliver and not as a penalty, in cash, an amount equal to five hundred dollars ($500) per each one hundred thousand dollars ($100,000) funded for each day that such Put Shares are not delivered up to ten (10) days, and one thousand dollars ($1,000) per each one hundred thousand dollars ($100,000) funded for each day that the Put Shares are not delivered in excess of ten (10) days, until such Put Shares have been delivered.

Section 2.6 Termination of Investment Obligation. The obligation of the Investor to purchase shares of Common Stock shall terminate permanently (including with respect to a Put Closing Date that has not yet occurred) in the event that (i) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for a consecutive ten day calendar period or for an aggregate of thirty (30) Trading Days during the Commitment Period, for any reason, or (ii) the Company shall at any time fail to comply with the requirements of Section 5.2, 5.3, 5.4, 5.5 or 5.6.

                              ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF INVESTOR

The Investor represents and warrants to the Company that:

Section 3.1  Intent.  The Investor is entering into this
Agreement for its own account and not with a view to the distribution of the Common Stock, and the Investor has no present arrangement (whether or not legally binding) at any time to sell the Common Stock to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold the Common Stock for any minimum or other specific term and reserves the right to dispose of the Common Stock at any time in accordance with federal and state securities laws applicable to such disposition.

Section 3.2  Sophisticated Investor.   The Investor is a
sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and the Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in Common Stock. The Investor acknowledges that an investment in the Common Stock is speculative and involves a high degree of risk.

Section 3.3  Authority.   This Agreement has been duly
authorized and validly executed and delivered by the Investor and is a valid and binding agreement of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

Section 3.4  Not an Affiliate.   The Investor is not an
officer, director or to Investor's good faith belief, an "affiliate" (as that term is defined in Rule 405 of the Securities
Act) of the Company.

Section 3.5  Absence of Conflicts.   The execution and
delivery of this Agreement and any other document or instrument executed in connection herewith, and the consummation of the transactions contemplated hereby, and compliance with the requirements hereof, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Investor, or, to the Investor's knowledge, (a) violate any provision of any indenture, instrument or agreement to which Investor is a party or is subject, or by which Investor or any of its assets is bound, (b) conflict with or constitute a material default thereunder, (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by Investor to any third party, or (d) require the approval of any third-party (which has not been obtained) pursuant to any material contract, agreement, instrument, relationship or legal obligation to which Investor is subject or to which any of its assets, operations or management may be subject.

Section 3.6  Disclosure; Access to Information.   The
Investor has received all documents, records, books and other information pertaining to Investor's investment in the Company that have been requested by the Investor. The Company is subject to the periodic reporting requirements of the Exchange Act, and the Investor has had access to copies of any such reports that have been requested by it.

Section 3.7  Manner of Sale.   At no time was Investor
presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

                              ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor, except as may be set forth in the Disclosure Schedule delivered in connection herewith, that:

Section 4.1 Organization of the Company. The Company is a corporation duly organized and existing in good standing under the laws of the State of Nevada and has all requisite corporate authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect.

Section 4.2 Authority. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement to issue the Put Shares; (ii) the execution, issuance and delivery of this Agreement, the issuance of the Put Shares and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required; and
(iii) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

Section 4.3  Capitalization. As of June 1, 2001, the
authorized capital stock of the Company consists of five hundred million (500,000,000) shares of Common Stock, of which thirty-four million five hundred seventy-six thousand three hundred ninety-four (34,576,394) shares are issued and no shares of preferred stock. Except as set forth in Schedule 4.3, there are no options, warrants, or rights to subscribe to, securities, rights or obligations convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock of the Company. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable.

Section 4.4 Common Stock. As of the commencement of the Commitment Period, the Company will have registered its Common Stock pursuant to Section 12(b) or 12(g) of the Exchange Act and be in full compliance with all reporting requirements of the Exchange Act, if any, and the Company will have maintained all requirements for the continued listing or quotation of its Common Stock, and such Common Stock is then listed or quoted on the Principal Market. As of the date hereof, the Common Stock is traded on the OTC Bulletin Board.

Section 4.5  Financial Statements.  The Company has
delivered or made available to the Investor true and complete copies of unaudited financial statements (with footnotes if available) as of and for the period ended March 31, 2001 (the "Financial Statements"). The Company has not provided to the Investor any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date
hereof by the Company, but which has not been so disclosed.   The
Financial Statements fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations for the periods then ended, subject to normal year-end audit adjustments.

Section 4.6  Valid Issuances.   Assuming the accuracy of the
representations and warranties contained in Sections 3.1, 3.2, 3.4 and 3.7 hereof both at the date hereof and at the time of sale and issuance, the sale and issuance of the Put Shares will be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof and/or Regulation D thereto and when issued, the Put Shares shall be duly and validly issued, fully paid, and nonassessable. Neither the sales of the Put Shares pursuant to, nor the Company's performance of its obligations under this Agreement will (a) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Put Shares or any of the assets of the Company, or (b) entitle the holders of Outstanding Capital Shares to preemptive or other rights to subscribe to or acquire the Capital Shares or other securities of the Company. The Put Shares shall not subject the Investor to personal liability by reason of the possession thereof.
Section 4.7	No General Solicitation or Advertising in
Regard to this Transaction. Neither the Company nor any of its affiliates nor any distributor or any person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the Put Shares, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Common Stock under the Securities Act.

Section 4.8  Corporate Documents.   The Company has
furnished or made available to the Investor true and correct copies of the Company's Certificate of Incorporation, as amended and in effect on the date hereof (the "Certificate"), and the Company's By-Laws, as amended and in effect on the date hereof (the "By-Laws").

Section 4.9 No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including, without limitation, the issuance of Common Stock do not and will not (a) result in a violation of the Company's Certificate or By-Laws or (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, instrument or any "lock-up" or similar provision of any underwriting or similar agreement to which the Company is a party, or (c) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect) nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing; provided that, for purposes of the Company's representations and warranties as to violations of foreign law, rule or regulation referenced in clause (c), no such representations and warranties are being made insofar as the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby are or may be affected by the status of the Investor under or pursuant to any such foreign law, rule or regulation. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either individually or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Common Stock in accordance with the terms hereof (other than any SEC, NASD or state securities filings that may be required to be made by the Company subsequent to any Put Closing, any registration statement that may be filed pursuant hereto, and any shareholder approval required by the rules applicable to companies whose common stock trades on any Principal Market); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein.

Section 4.10  No Material Adverse Change.   Since the date of
the Financial Statements described in Section 4.5, no Material
Adverse Effect has occurred or exists with respect to the Company.

Section 4.11  No Undisclosed Liabilities.    The Company has
no liabilities or obligations which are material, individually or in the aggregate, and are not disclosed to the Investor in the Financial Statements or otherwise in writing, other than those incurred in the ordinary course of the Company's businesses since the date of the Financial Statements and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

Section 4.12  No Undisclosed Events or Circumstances.   No
event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires as of the date hereof, public disclosure or announcement prior to the date hereof by the Company.

Section 4.13 No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, other than pursuant to this Agreement, under circumstances that would require registration of the Common Stock under the Securities Act.

Section 4.14 Litigation and Other Proceedings. Except as set forth in the Financial Statements described in Section 4.5, there are no lawsuits or proceedings pending or to the best knowledge of the Company threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which might have a Material Adverse Effect. Except as set forth on Schedule 4.14, no judgment, order, writ, injunction, decree or award has been issued by or, so far as is known by the Company, requested by any court, arbitrator or governmental agency which might result in a Material Adverse Effect.

Section 4.15  No Misleading or Untrue Communication. The
Company and any Person representing the Company, in connection with the transactions contemplated by this Agreement, have not made, at any time, any communication in connection with same, which contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

Section 4.16 Non-Public Information. Neither the Company nor any of its officers of agents has disclosed any material non-public information about the Company to the Investor.

Section 4.17 Securities Act of 1933. The Company has complied and will comply in all material respects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Put Shares hereunder.

(a) Each Prospectus included as part of the Registration Statement as originally filed or as part of any amendment or supplement thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the provisions of the Securities Act. The SEC has not issued any order preventing or suspending the use of any Prospectus.

(b) The Company meets the requirements for the use of Form SB-2 under the Securities Act. The Registration Statement in the form in which it became effective and also in such form as it may be when any post-effective amendment thereto became effective and the Prospectus and any supplement or amendment thereto when filed with the SEC under Rule 424(b) under the Securities Act, complied in all material respects with the provisions of the Securities Act and did not at any such times contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they made) not misleading, except that this representation and warranty does not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information relating to the Investor furnished to the Company in writing by or on behalf of the Investor expressly for use therein.

(c) The Company has not distributed and, prior to the completion of the sale of the Put Shares to the Investor, will not distribute any offering material in connection with the offering and sale of the Put Shares other than the Registration Statement, the Prospectus or other materials, if any, permitted by the Securities Act.

Section 4.18 Use of Proceeds. The proceeds from the sale of the Put Shares will be used by the Company for general corporate purposes.

                                ARTICLE V

                          COVENANTS OF THE COMPANY

Section 5.1 Effective Registration Statement. The Company will use its best efforts to file the Registration Statement within twenty-eight (28) calendar days after the Closing Date. The Company will cause the Registration Statement or such post-effective amendment to become effective as soon as reasonably practicable, and in any event no later than the date which is 120 calendar days after the Closing Date (the "Effectiveness Target Date"). If the Registration Statement is not declared effective by the SEC by the Effectiveness Target Date, (a) the Company shall pay to the Investor ten thousand dollars ($10,000) in cash, as liquidated damages and not as a penalty, [and (b) the Investor shall have the right to terminate this Agreement]. The Company will advise the Investor promptly and, if requested by the Investor, will confirm such advice in writing, when it receives notice that the Registration Statement or such post-effective amendment has become effective.

Section 5.2 Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue the Put Shares.

Section 5.3  Quoting or Listing of Common Stock.  The
Company shall maintain the quoting or listing of the Common Stock on a Principal Market, and as soon as practicable (but in any event prior to the commencement of the Commitment Period) to list the Put Shares on the Principal Market. The Company further shall, if the Company applies to have the Common Stock traded on any other Principal Market, include in such application the Put Shares, and shall take such other action as is necessary or desirable to cause the Common Stock to be listed on such other Principal Market as promptly as possible. The Company shall take all action necessary to continue the quoting, listing and trading of its Common Stock on the Principal Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market.

Section 5.4 Exchange Act Registration. The Company shall cause its Common Stock to become and continue to be registered under Section 12(g) or 12(b) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act.

Section 5.5  Legends.   The certificates evidencing the
Common Stock to be sold to the Investor shall be free of legends.

Section 5.6 Corporate Existence. The Company will take all steps necessary to preserve and continue the corporate existence of the Company.

Section 5.7 Additional SEC Documents. In the event that the SEC Documents furnished or submitted to the SEC by the Company are not available or accessible by the Investor on EDGAR, the Company will deliver to the Investor, as and when the originals thereof are submitted to the SEC for filing, copies of all such SEC Documents.

Section 5.8 Blackout Period. The Company will immediately notify the Investor upon the occurrence of any of the following events in respect of the Registration Statement or Prospectus: (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related Prospectus;
(ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate; and the Company will promptly make available to the Investor any such supplement or amendment to the Prospectus. The Company shall not deliver to the Investor any Put Purchase Notice during the continuation of any of the foregoing events or if the Company has knowledge that any of the foregoing events will occur within ten (10) days of such knowledge. If the Registration Statement shall cease to be effective for any reason whatsoever (other than as a result of any actions or omissions of the Investor), the Company shall immediately take all necessary action to cause the Registration Statement to be amended or supplemented so as to cure the default. Failure to cure such default within fifteen (15) business days shall result in the Company paying a liquidated damage penalty of one thousand dollars ($1,000) per day for so long as more than ten thousand (10,000) shares of Common Stock are held by the Investor.

Section 5.9  Expectations Regarding Put Purchase Notices.
Within ten (10) days after the commencement of each calendar quarter occurring subsequent to the commencement of the Commitment Period, the Company undertakes to notify the Investor as to its reasonable expectations as to the dollar amount it intends to put during such calendar quarter, if any, through the issuance of Put Purchase Notices. Such notification shall constitute only the Company's good faith estimate and shall in no way obligate the Company to put such amount, or any amount, or otherwise limit its ability to deliver Put Purchase Notices. The failure by the Company to comply with this provision can be cured by the Company's notifying the Investor at any time as to its reasonable expectations with respect to the current calendar quarter.

Section 5.10 Disclosure of Material Information. In the event that any or all of the information set forth on Schedule
7.2(a) hereto becomes material, the Company shall make full and complete public disclosure if required by and in accordance with all applicable law.

Section 5.11 Other Financings. The Company covenants and agrees that it will not, without the prior written consent of Investor, enter into any subsequent or further offer or sale of Common Stock or securities convertible into Common Stock with any third party until the later of (a) July 31, 2002 or (b) the expiration of the Commitment Period (the "Restrictive Period"), other than as agreed to in writing by the parties; provided, however, that during the Restrictive Period, the Company shall be entitled to issue equity securities to strategic partners and/or in connection with mergers or acquisitions in which the Company is the surviving entity, so long as such securities are "restricted securities" pursuant to Rule 144 of the Securities Act.

Section 5.12 Issuance of Put Shares. The sale and issuance of the Put Shares shall be made in accordance with the provisions and requirements of applicable federal and state law.

Section 5.13 Amendments to the Registration Statement. The Company will not (i) file any amendment to the Registration Statement or make any amendment or supplement to the Prospectus relating to the Investor in any way whatsoever of which the Investor shall not previously have been advised or to which the Investor shall reasonably object after being so advised or (ii) so long as, in the reasonable opinion of counsel for the Investor, a Prospectus is required to be delivered in connection with sales by any Investor or dealer, file any information, documents or reports pursuant to the Exchange Act without delivering a copy of such information, documents or reports to the Investor, promptly following such filing.

Section 5.14 Prospectus Delivery. The Company shall file a prospectus supplement to its Registration Statement on the first Trading Day immediately following the end of each Valuation Period, and will deliver to the Investor, without charge, in such quantities as reasonably requested by the Investor, copies of each form of Prospectus and prospectus supplement on each Put Closing Date. The Company consents to the use of the Prospectus (and of any amendment or supplement thereto) in accordance with the provisions of the Securities Act and with the securities or Blue Sky laws of the jurisdictions in which the Put Shares may be sold by the Investor, in connection with the offering and sale of the Put Shares and for such period of time thereafter as the Prospectus is required by the Securities Act to be delivered in connection with sales of the Put Shares. If during such period of time any event shall occur that in the judgment of the Company or in the opinion of counsel for the Investor is required to be set forth in the Prospectus (as then amended or supplemented) or should be set forth therein in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Prospectus to comply with the Securities Act or any other law, the Company will forthwith prepare and file with the SEC an appropriate supplement or amendment thereto, and will expeditiously furnish to the Investor a reasonable number of copies thereof.

Section 5.15  PR Firm.  Prior to delivering a Put Purchase
Notice to the Investor, the Company shall retain a public relations firm which is a member of the National Investor Relations
Institute, if it has not already done so.

                              ARTICLE VI

                      CONDITIONS TO DELIVERY OF PUT
             PURCHASE NOTICES AND CONDITIONS TO PUT CLOSING

6.1 Conditions Precedent to the Obligation of the Company to Issue and Sell Common Stock. The obligation hereunder of the Company to issue and sell the Put Shares to the Investor incident to each Put Closing is subject to the satisfaction, at or before each such Put Closing, of each of the conditions set forth below.

(a)  Accuracy of the Investor's Representation and
Warranties. The representations and warranties of the Investor shall be true and correct in all material respects as of the date of this Agreement and as of the date of each such Put
Closing as though made at each such time.

(b)  Performance by the Investor.   The Investor shall
have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to such Put Closing.

Section 6.2  Conditions Precedent to the Right of the
Company to Deliver a Put Purchase Notice and the Obligation of the Investor to purchase Put Shares. The right of the Company to deliver a Put Purchase Notice and the obligation of the Investor hereunder to acquire and pay for the Put Shares incident to a Put Closing is subject to the satisfaction, (i) on the Put Date, (ii) for each day during the Valuation Period, and (iii) on the applicable Put Closing Date (each a "Condition Satisfaction Date"), of each of the following conditions:

(a) Effective Registration Statement. The Company shall have the Put Shares registered under the Registration Statement equal to or in excess of the number of Put Shares issuable pursuant this Agreement. The Registration Statement registering the offer and sale of the Put Shares shall have been declared effective by the SEC and shall have been amended or supplemented, as required, to disclose the sale of the Put Shares prior to each Put Closing Date, as applicable, and there shall be no stop order suspending the effectiveness of the Registration Statement.

(b)  Accuracy of the Company's Representations and
Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of each Condition Satisfaction Date as though made at each such time (except for representations and warranties specifically made as of a particular date) with respect to all periods, and as to all events and circumstances occurring or existing to and including each Condition Satisfaction Date, except for any conditions which have temporarily caused any representations or warranties herein to be incorrect and which have been corrected with no continuing impairment to the Company or the Investor.

(c) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date, including but not limited to the requirements for the Company and its transfer agent set forth in Sections 8.1 and 8.2 to deliver Common Stock without legends pursuant to the terms set forth in Sections 8.1 and 8.2, and Exhibit B hereto.

(d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly or materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement.

(e) Adverse Changes. Since the date of filing of the Company's most recent SEC Document, no event that had or is reasonably likely to have a Material Adverse Effect has occurred.

(f)  No Suspension of Trading In or Delisting of Common
Stock. The trading of the Common Stock (including without limitation the Put Shares) shall not have been suspended by the SEC, the Principal Market or the NASD and the Common Stock (including without limitation the Put Shares) shall have been approved for listing or quotation and shall have actually been listed or quoted on, and shall not have been delisted from the Principal Market, nor shall the Company have received any letter or notice of any suspension or delisting or warning of such suspension or delisting. The issuance of shares of Common Stock with respect to the applicable Put Closing, if any, shall not violate the shareholder approval requirements of the Principal Market.

(g) Legal Opinion. The Company's counsel shall deliver to the Investor upon execution of this Agreement an opinion in the form of Exhibit C hereto, addressing, among other things, corporate matters and the exemption from registration under the Securities Act of the issuance of the Registrable Securities by the Company to the Investor under this Agreement.

(h) SEC Filings. The Company shall provide evidence that the Company is current on all SEC filing requirements, including, but not limited to, SEC Documents and Forms 3, 4, 5, and 13D.

(i) Blue Sky. The Company shall have complied with all blue sky laws to enable the Put Shares to be issued and resold in the states where they will be offered.

(j) Ten Percent Limitation. The number of Put Shares to be purchased on each Put Closing Date by the Investor shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by the Investor beneficially or deemed beneficially owned by the Investor, would result in the Investor owning more than nine and nine-tenths percent (9.99%) of all of such Common Stock as would be outstanding on such Put Closing Date, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder. For purposes of this
Section 6.2(j), in the event that the amount of Common Stock outstanding as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder is greater on a Put Closing Date than on the date upon which the Put Purchase Notice associated with such Put Closing Date is given, the amount of Common Stock outstanding on such Put Closing Date shall govern for purposes of determining whether the Investor, when aggregating all purchases of Common Stock made pursuant to this Agreement and, if any, Shares, would own more than nine and nine-tenths percent (9.99%) of the Common Stock following such Put Closing Date.

(k) Cross Default. The Company shall not be in default of a term, covenant, warranty or undertaking of any other agreement to which the Company and Investor are parties, nor shall there have occurred an event of default under any such other agreement, in each case which default would have a material adverse effect on the financial condition of the Company or the Company's ability to comply with its obligations to the Investor.

(l) No Knowledge. The Company shall have no knowledge of any event more likely than not to have the effect of causing such Registration Statement to be suspended or otherwise ineffective (which event is more likely than not to occur within the Valuation Period during which the Put Purchase Notice is deemed delivered).

(m) Trading Cushion. The Trading Cushion shall have elapsed since the immediately preceding Put Date.

(n)  Shareholder Vote.  The issuance of shares of Common
Stock with respect to the applicable Put Closing, if any, shall not violate the shareholder approval requirements of the Principal Market.

(o) Fees and Expenses. On the Closing Date the Company shall pay to the Investor twenty-five thousand dollars ($25,000), of which fifteen thousand dollars ($15,000) will be paid in cash on or prior to the Closing Date and ten thousand dollars ($10,000) may be paid in cash or in an equivalent amount of Common Stock which will be included in the Registration Statement, to partially offset the costs of completing the transaction.

(p) Secretary's Certificate. The Investor shall have received a Secretary's Certificate in substantially the form and substance of Exhibit D hereto, executed by the Secretary of the Company.

(q)  Other.  On each Condition Satisfaction Date, the
Investor shall have received such certificates and documents as are required by this Agreement in order for the Investor to confirm the Company's satisfaction of the conditions set forth in this Section 6.2 including, without limitation, a Compliance Certificate in substantially the form and substance of Exhibit E hereto, executed by an executive officer of the Company and to the effect that all the conditions to such Put Closing shall have been satisfied as at the date of each such certificate.

                          ARTICLE VII

  DUE DILIGENCE REVIEW; NON-DISCLOSURE OF NON-PUBLIC INFORMATION

Section 7.1 Due Diligence Review. The Company shall make available for inspection and review by the Investor, advisors to and representatives of the Investor (who may or may not be affiliated with the Investor and who are reasonably acceptable to the Company), any underwriter participating in any disposition of the Registrable Securities on behalf of the Investor pursuant to the Registration Statement, any such registration statement or amendment or supplement thereto or any blue sky, NASD or other filing, all financial and other records, all SEC Documents and other filings with the SEC, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company's officers, directors and employees to supply all such information reasonably requested by the Investor or any such representative, advisor or underwriter in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Investor and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of the Registration Statement.

Section 7.2  Non-Disclosure of Non-Public Information.

(a) Except as set forth on Schedule 7.2(a) hereof, the Company represents and warrants that the Company and its officers, directors, employees and agents have not disclosed any non-public information to the Investor or advisors to or representatives of the Investor. The Company covenants and agrees that it shall refrain from disclosing, and shall cause its officers, directors, employees and agents to refrain from disclosing, unless prior to disclosure of such information the Company identifies such information as being non-public information and provides the Investor, such advisors and representatives with the opportunity to accept or refuse to accept such non-public information for review. The Company may, as a condition to disclosing any non-public information hereunder, require the Investor's advisors and representatives to enter into a confidentiality agreement in form reasonably satisfactory to the Company and the Investor.

(b) The Company acknowledges and understands that the Investor is entering into this Agreement at the request of the Company and in good faith reliance on (i) the Company's representation set forth in Section 4.16 that neither it nor its agents have disclosed to the Investor any material non-public information; and (ii) the Company's covenant set forth in Section 5.10 that if all or any portion of the information set forth on Schedule 7.2(a) becomes material, the Company shall timely make full and complete public disclosure of all or such portion of such information that shall have become material as required by and in accordance with applicable law.

(c) Nothing herein shall require the Company to disclose non-public information to the Investor or its advisors or representatives, and the Company represents that it does not disseminate non-public information to any investors who purchase stock in the Company in a public offering, to money managers or to securities analysts, provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, immediately notify the advisors and representatives of the Investor and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this Section 7.2 shall be construed to mean that such persons or entities other than the Investor (without the written consent of the Investor prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of a material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

                           ARTICLE VIII

                              LEGENDS

Section 8.1 Legend. Unless otherwise provided below, each certificate representing the Put Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (the "Legend"):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE
"SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES
ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE
SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS
REGISTERED UNDER THE SECURITIES ACT AND UNDER
APPLICABLE STATE SECURITIES LAWS OR WORLD-AM.COM,
INC. (THE "COMPANY") SHALL HAVE RECEIVED AN OPINION
OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES
UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF
APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

As soon as practicable after the execution and delivery hereof, the Company shall issue to the transfer agent instructions in substantially the form of Exhibit B hereto. Such instructions shall be irrevocable by the Company from and after the date thereof or from and after the issuance thereof. It is the intent and purpose of such instructions, as provided therein, to require the transfer agent to issue to the Investor, at the Investor's option, via the Deposit Withdrawal Agent Commission system ("DWAC") or in the form of certificates evidencing the Put Shares incident to a Put and issued on a Put Closing Date, free of the Legend, without consultation by the transfer agent with the Company or its counsel and without the need for any further advice or instruction or documentation to the transfer agent by or from the Company or its counsel or the Investor; provided, that (a) the Registration Statement shall then be effective, (b) the Investor confirms to the transfer agent and the Company that it has or intends to sell such Put Shares to a third party that is not an affiliate of the Investor or the Company and the Investor agrees to redeliver the certificate representing such Put Shares to the transfer agent to add the Legend in the event the Put Shares are not sold, and (c) if reasonably requested by the transfer agent or the Company, the Investor confirms to the transfer agent and the Company that the Investor has complied with the prospectus delivery requirement under the Securities Act. At any time after the Effective Date, upon surrender of one or more certificates evidencing Common Stock that bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered, the transfer agent shall reissue such shares of Common Stock via DWAC or free of the Legend.

Section 8.2  No Other Legend or Stock Transfer Restrictions.
No legend other than the one specified in Section 8.1 has been or shall be placed on the share certificates representing the Put Shares and no instructions or "stop transfer orders," so called, "stock transfer restrictions," or other restrictions have been or shall be given to the Company's transfer agent with respect thereto other than as expressly set forth in this Article VIII.

Section 8.3  Investor's Compliance.  Nothing in this Article
VIII shall affect in any way the Investor's obligations to comply with all applicable securities laws upon resale of the Put Shares.

                           ARTICLE IX

                      CHOICE OF LAW/VENUE

Section 9.1  Choice of Law/Venue.   This Agreement shall be
governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the city and/or state of New York. Both parties and the individuals executing this Agreement and other agreements on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its actual reasonable attorneys' fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

                              ARTICLE X

                 ASSIGNMENT; AMENDMENT; TERMINATION

Section 10.1 Assignment. Neither this Agreement nor any rights or obligations of the Investor or the Company hereunder may be assigned by either party to any other person. Notwithstanding the foregoing, (a) the provisions of this Agreement shall inure to the benefit of, and be enforceable by, and be binding upon, any transferee of any of the Common Stock purchased or acquired by the Investor hereunder with respect to the Common Stock held by such person unless such Common Stock is free from restrictions on further transfer of such Common Stock, and (b) the Investor's interest in this Agreement may be assigned at any time, in whole or in part, to any other person or entity (including any affiliate of the Investor) effective upon written notice to the Company. The assignee shall assume the obligations of the Investor under this Agreement. The Company shall have the right to require any assignee to execute a counterpart of this Agreement.

Section 10.2  Termination of Agreement and Survival of Terms.
This Agreement shall terminate twelve (12) months after the commencement of the Commitment Period; provided, however, that the Investor may terminate this Agreement upon one (1) day's notice (v) if an event resulting in a Material Adverse Effect has occurred,
(w) the Registration Statement is not declared effective by the SEC within one hundred twenty (120) days following the Effectiveness Target Date, (x) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of five (5) trading days during the Commitment Period, for any reason other than deferrals or suspension during a blackout period as a result of corporate developments subsequent to the Closing Date that would require such Registration Statement to be amended to reflect such event in order to maintain its compliance with the disclosure requirements of the Securities Act, or (y) the Company shall at any time fail to comply with the requirements of Section 5.1, 5.3, 5.4, 5.5, 5.6 or 5.14 hereof. This Agreement shall terminate immediately if the Company breaches Section 5.11 hereof (a "Terminating Event"); provided, however, that if a Terminating Event occurs during a Valuation Period, this Agreement shall terminate on the Put Closing Date for such Valuation Period. Notwithstanding any of the foregoing, the provisions of Articles V, VII, VIII, IX, X, XI and XII shall survive the termination of this Agreement, and the Company shall be obligated to pay all of the applicable fees pursuant to Sections 12.1 and 12.2 hereof.

Section 10.3 Amendment. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by both parties hereto.

                            ARTICLE XI

                       NOTICES; INDEMNIFICATION

Section 11.1 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid,
(iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:

World-Am Communications, Inc.
1400 West 122nd Avenue, Suite 104
Westminster, Colorado 80234
Telecopier: (303) 452-6626
Attention: James H. Alexander

If to the Investor:

Four Way Associates, Inc.
P.O. Box N-4805
Nassau, Bahamas
Telecopier: (949) 975-0349
Attention: Dan Landau

Either party hereto may from time to time change its address or facsimile number for notices under this Section 11.1 by giving at least ten (10) days' prior written notice of such changed address or facsimile number to the other party hereto.

Section 11.2  Indemnification.

(a) The Company agrees to indemnify and hold harmless the Investor, its partners, Affiliates, officers, directors, employees, and duly authorized agents, and each Person or entity, if any, who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or is controlled by the Investor (the "Control Person") from and against any Damages, joint or several, and any action in respect thereof to which the Investor, its partners, Affiliates, officers, directors, employees, and duly authorized agents, and any such Control Person becomes subject to, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Company contained in this Agreement in any event as such Damages are incurred.

(b) The Investor agrees to indemnify and hold harmless the Company, its partners, Affiliates, officers, directors, employees, and duly authorized agents, and each Person or entity, if any, who controls the Company within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the Control Persons from and against any Damages, joint or several, and any action in respect thereof to which the Company, its partners, Affiliates, officers, directors, employees, and duly authorized agents, and any such Control Person becomes subject to, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Investor contained in this Agreement in an aggregate amount not to exceed one-quarter of the Commitment Amount.

Section 11.3  Method of Asserting Indemnification Claims.
All claims for indemnification by any Indemnified Party (as defined below) under Section 11.2 will be asserted and resolved as follows:

(a) In the event any claim or demand in respect of which any person claiming indemnification under any provision of
Section 11.2 (an "Indemnified Party") might seek indemnity under Section 11.2 is asserted against or sought to be collected from such Indemnified Party by a person other than the Company, the Investor or any affiliate of the Company or (a "Third Party Claim"), the Indemnified Party shall deliver a written notification, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim for indemnification that is being asserted under any provision of
Section 11.2 against any person (the "Indemnifying Party"), together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim (a "Claim Notice") with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the period ending thirty (30) calendar days following receipt by the Indemnifying Party of either a Claim Notice or an Indemnity Notice (as defined below) (the "Dispute Period") whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party under Section
11.2 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i)  If the Indemnifying Party notifies the
Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified
Party with respect to the Third Party Claim pursuant to this Section 11.3(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party
Claim by all appropriate proceedings, which proceedings will be vigorously and diligently defended by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief which affects the Indemnified Party, other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 11.2). The
Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified
Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified
Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified
Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The
Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation.
Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 11.2 with respect to one hundred percent (100%) of such Third Party Claim.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party
Claim pursuant to Section 11.3(a), or if the Indemnifying
Party gives such notice but fails to defend vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability or the amount of its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause
(ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified
Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation.
The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(iii)  If the Indemnifying Party notifies the
Indemnified Party that it does not dispute its liability or the amount of its liability to the Indemnified Party with respect to the Third Party Claim under Section 11.2 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying
Party under Section 11.2 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified
Party will proceed in good faith to negotiate a resolution of such dispute (the "Resolution Period"), and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (c) of this Section 11.3.

(b) In the event any Indemnified Party should have a claim under Section 11.2 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of a claim for indemnity under Section 11.2 specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim (an "Indemnity Notice") with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that the Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the amount of the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim or the amount of the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 11.2 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (c) of this Section 11.3.

(c) If the parties are unable to resolve a dispute as contemplated by Sections 11.3(a) and (b) hereof, the parties agree that such dispute shall be settled by arbitration as their sole and exclusive remedy with respect to such dispute, such arbitration to be held in the State of New York, under the rules promulgated by the American Arbitration Association, as amended from time to time. Any decision rendered in such arbitration proceeding shall be non-appealable, final and binding upon the parties. All expenses incurred in any arbitration proceeding shall be borne equally by the parties.

                           ARTICLE XII

                          MISCELLANEOUS

Section 12.1 Fees and Expenses. Each of the Company and the Investor agrees to pay its own expenses incident to the performance of its obligations hereunder; provided, however, that on the Closing Date the Company shall pay to the Investor twenty-five thousand dollars ($25,000), of which fifteen thousand dollars ($15,000) will be paid in cash on or prior to the Closing Date and ten thousand dollars ($10,000) may be paid in cash or in an equivalent amount of Common Stock which will be included in the Registration Statement, to partially offset the costs of completing the transaction.

Section 12.2  Brokerage.  Each of the parties hereto
represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party except as described on
Schedule 12.2.

Section 12.3 Publicity. Except as required by applicable law, the Company shall not issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement without the prior consent of the Investor.

Section 12.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument.

Section 12.5  Entire Agreement.  This Agreement with the
Exhibits hereto and the Registration Rights Agreement set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. The terms and conditions of all Exhibits to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as if fully set forth herein.

Section 12.6 Survival; Severability. The representations, warranties, covenants and agreements of the parties hereto shall survive each Put Closing hereunder. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision;
provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

Section 12.7 Title and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 12.8 Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading
Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

IN WITNESS WHEREOF, the parties hereto have caused this Common
Stock Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

WORLD -AM COMMUNICATIONS, INC.


By: /s/  James H. Alexander
James H. Alexander, President


FOUR WAY ASSOCIATES, INC.


By: /s/  Dan Landau
Dan Landau, Managing Member

                                 EXHIBIT A

                                  FORM OF
                            PUT PURCHASE NOTICE

Reference is made to the Common Stock Purchase Agreement dated as of June 1, 2001 (the "Agreement ") between World-Am Communications, Inc., a Florida corporation (the "Company") and Four Way Associates, Inc., a corporation organized under the laws of the Bahamas. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Agreement.

In accordance with and pursuant to Section 2.2 of the Agreement, the Company hereby issues this Put Purchase Notice to exercise a Put request for the Put Amount indicated below.

Put Amount:

Valuation Period start date:

Valuation Period end date:

Put Closing Date:

Floor Price:                           $0.01

Minimum Floor Price:                   $

Dated:

WORLD-AM COMMUNICATIONS, INC.

By:______________________________
Name:
Title:
Address:
Facsimile No.:
Wire Instructions: __________________
Contact Name:

                                EXHIBIT B

                    INSTRUCTIONS TO TRANSFER AGENT

[COMPANY]

________________, 2001

[Name and address of Company's transfer agent]


To Whom It May Concern:

Reference is made to that certain Common Stock Purchase
Agreement (the "Agreement") between Four Way Associates, Inc. (the "Investor") and World-Am Communications, Inc. (the "Company").
Pursuant and subject to the terms and conditions set forth in the Agreement the Investor has agreed to purchase from the Company and the Company has agreed to sell to the Investor from time to time during the term of the Agreement shares (the "Underlying Shares") of Common Stock of the Company, $0.0001 par value (the "Common Stock").

This letter shall serve as our irrevocable authorization and direction to you (provided that you are the transfer agent for the Company with respect to its Common Stock at such time) to issue Underlying Shares from time to time upon notice from the Company to issue such Underlying Shares. So long as you have previously received (w) a notice of effectiveness of the Company's counsel substantially in the form of Exhibit F attached hereto (which the Company shall direct be delivered to you by such counsel upon the effectiveness of the registration statement covering resales of Underlying Shares) stating that a registration statement covering resales of Underlying Shares has been declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and that Underlying Shares may be issued (or reissued if they have been issued at a time when there was not such an effective registration statement) or resold without any restrictive legend (the "Notice of Effectiveness"), (x) a copy of such registration statement and (y) an appropriate representation that the resale prospectus contained in the registration statement has been delivered in compliance with applicable rules and regulations, then certificates representing Underlying Shares shall not bear any legend restricting transfer of Underlying Shares thereby and should not be subject to any stop-transfer restriction; provided, however, that if you have not previously received a copy of the Notice of Effectiveness, such registration statement and such representation or you have received a subsequent notice by the Company or its counsel of the suspension or termination of the effectiveness of the registration statement or the imposition of a Blackout Period as set forth in the Section 5.8 of the Agreement, then certificates representing Underlying Shares shall bear the following legend:

THESE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR WORLD-AM COMMUNICATIONS, INC. (THE "COMPANY") SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

and, provided, further, that the Company may, from time to time, notify you to place stop-transfer restrictions on the certificates for Underlying Shares in the event, but only in the event, a registration statement covering Underlying Shares is subject to amendment for events then current.

Please be advised that the Investor has relied upon this instruction letter as an inducement to enter into the Agreement and, accordingly, the Investor, is a third party beneficiary to these instructions.

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions. Should you have any questions concerning this matter, please contact me at ______________________.

Very truly yours,


WORLD-AM COMMUNICATIONS, INC.


By: ________________________________
Name: ________________________
Title: _________________________

ACKNOWLEDGED AND AGREED:

[TRANSFER AGENT]


By: ________________________________
Name: ________________________
Title: _________________________
Tel.: ___________________________

                               EXHIBIT C

                           OPINION OF COUNSEL

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.
The Company has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

2. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Common Stock Purchase Agreement and the Registration Rights Agreement and to issue and sell the Common Stock. The execution, delivery and performance of the Common Stock Purchase Agreement by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required. The Common Stock Purchase Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company, and each constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms. The Common Stock is not subject to preemptive rights under the Company's certificate of incorporation or bylaws.

3. The Common Stock have been duly authorized and the Common Stock, when delivered against payment in full as provided in the Common
Stock Purchase Agreement, will be validly issued, fully paid and nonassessable.

4. The execution, delivery and performance of and compliance with the terms of the Common Stock Purchase Agreement and the consummation by the Company of the transactions contemplated thereby (i) do not violate any provision of the Company's certificate of incorporation or bylaws, (ii) do not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) does not create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) does not result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases other than violations pursuant to clause (i) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

5. There is no action, suit, claim, investigation or proceeding pending or threatened against the Company or any subsidiary which questions the validity of the Common Stock Purchase Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending or, to our knowledge, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets and which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

6. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Common Stock Purchase Agreement, or the offer, sale or issuance of the Common Stock or the consummation of any other transaction contemplated by the Common Stock Purchase Agreement (other than any filings which may be required to be made by the Company with the Commission, or the OTC Bulletin Board or an Alternate Market subsequent to the Closing, and, any registration statement which may be filed pursuant to the Common Stock Purchase Agreement).

7. The offer, issuance and sale of the Common Stock pursuant to the Common Stock Purchase Agreement will be exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule
4(2) thereunder.

8. The Company is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon Closing will not be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                              EXHIBIT D

                       SECRETARY'S CERTIFICATE

WORLD-AM COMMUNICATIONS, INC.
___________, 2001

The undersigned, ___________, Secretary of World-Am
Communications, Inc., a Florida corporation (the "Company"), delivers this certificate in connection with the issuance and sale of shares of common stock of the Company in an aggregate amount of up to $2,000,000 to Four Way Associates, Inc. (the "Investor") pursuant to the Common Stock Purchase Agreement, dated as of June 1, 2001 (the "Agreement"), by and between the Company and the Investor, and hereby certifies on the date hereof, that (capitalized terms used herein without definition have the meanings assigned to them in the Agreement):

1. Attached hereto as Exhibit A is a true, complete and correct copy of the Certificate of Incorporation of the Company and all amendments thereto as filed with the Secretary of State of the State of Florida. The Certificate of Incorporation of the Company has not been further amended or restated, and no document with respect to any amendment to the Certificate of Incorporation of the Company has been filed in the office of the Secretary of State of the State of Florida since _________ __, 2000, the date shown on the Company's latest amendment to its Certificate of Incorporation, which is in full force and effect on the date hereof, and no action has been taken by the Company in contemplation of any such amendment or the dissolution, merger or consolidation of the Company.

2. Attached hereto as Exhibit B is a true and complete copy of the By-laws of the Company, as amended and restated through, and as in full force and effect on, the date hereof, and no proposal for any amendment, repeal or other modification to the By-laws of the Company has taken or is currently pending before the Board of Directors or stockholders of the Company.

3. Attached hereto as Exhibit C is a true and correct copy of all written actions and resolutions of the Board of Directors (including any committees thereof) of the Company relating to the transactions contemplated by the Agreement; said actions and resolutions have not been amended, rescinded or modified since their adoption and remain in full force and effect as of the date hereof; said actions and resolutions are the only resolutions adopted by the Board of Directors of the Company, or any committee thereof, pertaining to (A) the offering of the Common Stock to be sold by the Company pursuant to the Agreement, (B) the execution and delivery of the Agreement and (C) all other transactions in connection with the foregoing.

4. Each person who, as an officer of the Company, or as attorney-in-fact of an officer of the Company, signed (A) the Agreement, (B) the Registration Statement and (C) any other document delivered prior hereto or on the date hereof in connection with the transactions contemplated by the Agreement, was duly elected, qualified and acting as such officer or duly appointed and acting as such attorney-in-fact, and the signature of each such person appearing on any such document is his genuine signature.

5. The Agreement as executed and delivered on behalf of the Company has been approved by the Board of Directors of the Company.

6. The actions, resolutions and other records of the Company relating to all of the proceedings of the Stockholders of the Company, the Board of Directors of the Company and any committees thereof made available to the Investor and its counsel are the true, correct and complete copies thereof, with respect to all proceedings of said Stockholders, Board of Directors and committees thereof. Such records and other documents of the Company made available to the Investor and its counsel were true and complete in all respects. There have been no material changes, additions or alterations in said records and other documents that have not been disclosed to the Investor.

IN WITNESS WHEREOF, I have signed my name as of the date first above written.

By:
Name: ________________________
Title: Secretary

I, ______________, Chief Executive Officer of _____________,
do hereby certify that ___________ is the duly elected, qualified and acting Secretary of the above mentioned company, and that the signature set forth above is her true and genuine signature.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

By:
Name:
Title: Chief Executive Officer

                                  EXHIBIT E

                            COMPLIANCE CERTIFICATE

WORLD-AM COMMUNICATIONS, INC.

The undersigned, ______________, hereby certifies, with respect to shares of common stock of World-Am Communications, Inc. (the "Company") issuable in connection with the Put Purchase Notice, dated ________ (the "Notice"), delivered pursuant to
Article II of the Common Stock Purchase Agreement, dated June 1, 2001, by and among the Company and Four Way Associates, Inc. (the "Agreement"), as follows:

1.  The undersigned is the duly elected Chief Executive
Officer of the Company.

2. The representations and warranties of the Company set forth in Article IV of the Agreement are true and correct in all material respects as though made on and as of the date hereof.

3. The Company has performed in all material respects all covenants and agreements to be performed by the Company on or prior to the Put Closing Date related to the Notice and has complied in all material respects with all obligations and conditions contained in Article VI and Article VII of the Agreement.

The undersigned has executed this Certificate this ____ day of ______, 2001.

[COMPANY]

By:
Name:
Title:   Chief Executive Officer

                                EXHIBIT F

                   FORM OF NOTICE OF EFFECTIVENESS

[Addressee]
[Address]

TO WHOM IT MAY CONCERN:

I am counsel to World-Am Communications, Inc., a Florida corporation (the "Company"), and I have represented the Company in connection with that certain Common Stock Purchase Agreement dated June 1, 2001 (the "Agreement") between the Company and Four Way Associates, Inc. pursuant to which the Company agreed to issue shares (the "Shares") of its common stock (the "Common Stock") from time to time during the term of the Agreement. Pursuant to the Agreement, the Company agreed to register the Shares.

In connection with the foregoing, I have been advised that the Registration Statement on Form SB-2 (File No. 333-______________) of the Company (the "Registration Statement"), a copy of which is enclosed, was declared effective at ____________M., eastern time, on ____________, 2001. Upon issuance of the Shares referred to in the Company's instruction letter attached, and provided that you have received a copy of the representation pursuant to item (y) in the second paragraph of such instruction letter, you are authorized to issue certificates for the Company's Common Stock without restrictive legends. I have no knowledge as of the date hereof, after telephonic inquiry of a member of the Securities and Exchange Commission's staff that any stop order suspending the effectiveness of the Registration Statement has been issued or that any proceedings for that purpose are pending before, or threatened by, the Securities and Exchange Commission and, accordingly, the Shares are available for resale under the Securities Act of 1933, as amended in the manner specified in, and pursuant to the terms of the Registration Statement.

Very truly yours,


                               EX-5

                       OPINION RE: LEGALITY


Brian F. Faulkner
A Professional Law Corporation
3900 Birch Street, Suite 113
Newport Beach, California 92660
(949) 975-0544


August 20, 2001


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  World-Am Communications, Inc. - Form SB-2

Dear Sir/Madame:

I have acted as counsel to World-Am Communications, Inc., a Florida corporation ("Company"), in connection with its Registration Statement on Form SB-2 relating to the registration of 300,000,000 shares of the Company's common stock ("Shares"), $0.0001 par value per Share. In my representation I have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Florida, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

My opinion is limited by and subject to the following:

(a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Florida.

(b) In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

(c) My opinion is based solely on and limited to the federal laws of the United States of America and the Florida
Statutes.  I express no opinion as to the laws of any other jurisdiction.

Sincerely,


/s/  Brian F. Faulkner
Brian F. Faulkner, Esq.

                               EX-23.1

                       CONSENT OF ACCOUNTANTS


Johnson & Company LLC
Certified Public Accountants
9175 East Kenyon Avenue, Suite 100
Denver, Colorado 80237
(303) 796-0099


August 21, 2001


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  World-Am Communications, Inc. - Form SB-2

Dear Sir/Madame:

As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 of our report dated March 28, 2001 in World-Am Communications, Inc.'s Form 10-KSB for the fiscal year ended December 31, 2000, and to all references to our firm included in this Registration Statement.

Sincerely,


/s/  Johnson & Company LLC
Johnson & Company LLC

                                  EX-23.2
                            CONSENT OF COUNSEL


Brian F. Faulkner
A Professional Law Corporation
3900 Birch Street, Suite 113
Newport Beach, California 92660
(949) 975-0544


August 20, 2001


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  World-Am Communications, Inc. - Form SB-2

Dear Sir/Madame:

I have acted as counsel to World-Am Communications, Inc., a Florida corporation ("Company"), in connection with its Registration Statement on Form SB-2 relating to the registration of 300,000,000 shares of its common stock ("Shares"), $0.0001 par value per Share. I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely,


/s/  Brian F. Faulkner
Brian F. Faulkner, Esq.